EXHIBIT 2.3

LOAN AGREEMENT

     THIS LOAN AGREEMENT (this “Agreement”) is made as of June 30, 2003, by and between _________________________*, a ______________limited liability company (together with its successors and assigns, “Borrower”), and SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation (together with its successors and assigns, “Lender”).

RECITALS

     A. Borrower has requested that Lender make a loan to Borrower in the principal sum of _________________________* ($_____________*) (the “Loan”).

     B. Lender has agreed to make the Loan on the terms and conditions hereinafter set forth.

AGREEMENT

     NOW, THEREFORE, it is hereby agreed as follows:

DEFINITIONS, ACCOUNTING PRINCIPLES, UCC TERMS.

     Section 1.1 Certain Defined Terms.

     As used in this Agreement, the following terms shall have the following meanings unless the context hereof shall otherwise indicate:

     “Accounts” has the meaning given to that term in the Mortgage.

     “Actual Management Fees” means actual management fees paid or incurred in connection with operation of the Facility.

     “Affiliate” means, with respect to any Person, (a) each Person that controls, is controlled by or is under common control with such Person, (b) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, any of the Stock of such Person, and (c) each of such Person’s officers, directors, members, joint venturers and partners.

     “Agency Agreement” means the Agency Agreement of even date herewith by and between Borrower and other Lessors (as defined therein) and ALF, and all extensions, modifications, substitutions, replacements and restatements thereof.

     “ALF” means AL Funding III, Inc., a Delaware corporation and its successors and assigns.

     “Assignment of Master Lease” means the Assignment of Master Lease and Guaranty of even date herewith by Borrower to and for the benefit of Lender with respect to the Facility and all extensions, modifications, substitutions, replacements and restatements thereof.

     “Assumed Management Fees” means assumed management fees of five percent (5%) of net resident revenues of the Facility (after Medicaid and Medicare contractual adjustments).

     “Business Day” means a day, other than Saturday, Sunday and legal holidays when Lender is open for business.

     “Certificate of Need” means a formal statement by a Governmental Authority that a health care facility, medical equipment purchase, or new medical or expanded service is needed, or that a reduction or termination in service will not have an adverse affect on health care access.

     “Closing Date” means the date on which all or any part of the Loan is disbursed by Lender to or for the benefit of Borrower.

     "Collateral Assignment” means the Collateral Assignment of Lessee Collateral Documents of even date herewith by Borrower to and for the benefit of Lender.

     “Combined Debt Service Coverage Ratio” means the Debt Service Coverage Ratio for the Facility and the facilities described in the Related Loan Documents.

     “Cross Collateral Agreement” means individually and collectively as the context requires each Guaranty, Cross-Collateralization, Cross-Default and Deed of Trust Modification Agreement and Guaranty, Cross-Collateralization, Cross-Default and Mortgage Modification Agreement executed of even date herewith by Affiliates of Borrower in favor of Lender.

     “Debt Service Coverage Ratio” means a ratio in which the numerator is the sum of “net pre-tax income” of Master Tenant from normal operations of the Facility as set forth in the financial statements provided to Lender (without deduction for Actual Management Fees or management expenses paid or incurred in connection with the operation of the Facility), calculated based upon the preceding twelve (12) months (or such lesser period as shall have elapsed following the Closing Date or as designated in the context in which the term is used), plus interest expense or lease expense to the extent deducted in determining net income and non-cash expenses or allowances for depreciation and amortization of the Facility for said period, less Assumed Management Fees for said period and $250 per unit per year replacement reserves, and the denominator is the sum of the principal amounts due (even if not paid) on the Loan for the applicable period calculated on a 25-year amortization schedule (excluding principal associated with the balloon payment of the Loan) plus the interest due on the Loan for the applicable period. In calculating “net pre-tax income,” Extraordinary Income and Extraordinary Expenses shall be excluded.

     “Default” means the occurrence or existence of any event which, but for the giving of notice or expiration of time, or both, would constitute an Event of Default.

     “Default Rate” has the meaning given to that term in the Note.

     “Environmental Permit” means any permit, license, or other authorization issued under any Hazardous Materials Law with respect to any activities or businesses conducted on or in relation to the Land and/or the Improvements.

     “Environmental Report” means the environmental audit report dated April 22, 2003 prepared by EMG Corporation with respect to the Facility and delivered to Lender in connection with the Loan, together with any amendments or supplements thereto delivered to Lender.

     “Equipment” has the meaning given to that term in the Mortgage.

     “Event of Default” means any “Event of Default” as defined in ARTICLE VII (Events of Default).

     “Extraordinary Income and Extraordinary Expenses” means material items of a character significantly different from those generated in the typical or customary business activities of Master Tenant which would not be expected to recur frequently and which would not be considered as recurring factors in any evaluation of the ordinary operating processes of Master Tenant’s business, and which would be treated as extraordinary income or extraordinary expenses under GAAP.

     “Exhibit” means an Exhibit to this Agreement, unless the context refers to another document, and each such Exhibit shall be deemed a part of this Agreement to the same extent as if it were set forth in its entirety wherever reference is made thereto.

     “Facility” means the senior living facility known as “Sunrise of Lincroft” presently a 60-unit licensed senior living facility located on the Land, as it may now or hereafter exist, together with any other general or specialized care facilities, if any (including any Alzheimer’s care unit, subacute nursing and/or assisted living facility), now or hereafter operated on the Land.

     “GAAP” means, as in effect from time to time, generally accepted accounting principles consistently applied as promulgated by the American Institute of Certified Public Accountants.

     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government.

     “Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground storage tanks, whether empty or containing any substance; any substance the presence of which on the Land and/or the Improvements is prohibited by any federal, state or local authority because it is hazardous or potentially hazardous or harmful or potentially harmful to human health or the environment; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” within the meaning of any Hazardous Materials Law.

     “Hazardous Materials Laws” means all federal, state, and local laws, ordinances and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees in effect now or in the future and including all amendments, that relate to Hazardous Materials and apply to Borrower or to the Land and/or the Improvements. Hazardous Materials Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, and their state analogs.

     “Improvements” means all buildings, structures and improvements of every nature whatsoever now or hereafter situated on the Land, including but not limited to, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatuses which are or shall be attached to the Land or said buildings, structures or improvements.

     “Indebtedness” means any (a) obligations for borrowed money, (b) obligations, payment for which is being deferred by more than ninety (90) days, representing the deferred purchase price of property other than accounts payable arising in connection with the purchase of inventory customary in the trade and in the ordinary course of Borrower’s business, (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from the Accounts and/or Borrower’s property now or hereafter owned or acquired, and (d) the amount of any other obligation (including obligations under financing leases) which would be shown as a liability on a balance sheet prepared in accordance with GAAP.

     “Initial Owners” means, with respect to Borrower, the Master Tenant or any other entity, the persons or entities who on the date of the Note own in the aggregate one hundred percent (100%) of the ownership interests in Borrower, the Master Tenant or such other entity.

     “Inventory” has the meaning given to that term in the Mortgage.

     “Land” means the land described in Exhibit A attached hereto and made a part hereof.

     “Lien” means any voluntary or involuntary mortgage, security deed, deed of trust, lien, pledge, assignment for collateral, security interest, title retention agreement, financing lease, levy, execution, seizure, judgment, attachment, garnishment, charge, lien or other encumbrance of any kind, including those contemplated by or permitted in this Agreement and the other Loan Documents.

     “Loan” has the meaning given to that term in the Recitals.

     “Loan Documents” means, collectively, this Agreement, the Note, the Mortgage, the Assignment of Master Lease, the Collateral Assignment and the Cross Collateral Agreement, together with any and all other documents now or in the future executed by Borrower, any guarantor or any other Person in connection with the Loan, and all extensions, modifications, substitutions, replacements and restatements thereof.

     “Loan Obligations” means the aggregate of the principal of and interest owing from time to time under the Note and all expenses, charges and other amounts from time to time owing by Borrower under the Note, this Agreement, the Mortgage or any other Loan Document, including, without limitation, prepayment premiums, late charges, default interest and advances to protect the security of the Mortgage under Section 8 of the Mortgage, if any, and all covenants, agreements and other obligations from time to time owing to, or for the benefit of, Lender pursuant to the Loan Documents.

     “Managed Care Plans” means any health maintenance organization, preferred provider organization, individual practice association, competitive medical plan, or similar arrangement, entity, organization, or Person.

     “Management Agreement” means, collectively, the Management Agreement and the Master Owner/Manager Agreement, each dated as of June 30, 2003, executed by Master Tenant and Manager, as assigned by Master Tenant to Borrower by that certain Assignment and Subordination of Management Agreement dated of even date herewith, and all extensions, modifications, substitutions, replacements and restatements thereof.

     “Manager” means Sunrise Senior Living Management, Inc., a Virginia corporation, and any successor manager of the Facility approved by Lender in writing.

     “Master Lease” means collectively the Master Lease Financing Facility Agreement dated June 30, 2003 by and among the Borrower as the lessor of the Property, ALF, as Agent, and Master Tenant, and documents executed in connection therewith and related thereto, including a Supplemental Agreement, Call Option Letter, Put Option Letter and Tax Matters Agreement, each by and between the Borrower and Master Tenant, and all amendments, supplements, extensions or renewals thereto

     “Master Tenant” means Sunrise Third (Pool III), LLC, a Delaware limited liability company, and its successors and assigns.

     “Maturity Date” means July 1, 2006; unless extended as provided in Section 2.2(c) of the Note.

     “Medicaid” means that certain program of medical assistance, funded jointly by the federal government and the state governments, for impoverished individuals who are aged, blind and/or disabled, and/or members of families with dependent children, which program is more fully described in Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.), and the regulations promulgated thereunder and any successor program thereto.

     “Medicare” means that certain federal program providing health insurance for eligible elderly and other individuals, under which physicians, hospitals, skilled nursing homes, home health care and other providers are reimbursed for certain covered services they provide to the beneficiaries of such program, which program is more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.), and the regulations promulgated thereunder and any successor program thereto.

     “Mortgage” means that certain Mortgage, Security Agreement and Fixture Filing of even date herewith from Borrower in favor of or for the benefit of Lender, encumbering the Land and upon which the Facility is located, and all extensions, modifications, substitutions, replacements and restatements thereof.

     “Mortgaged Property” means the meaning given to that term in the Mortgage.

     “Note” means the Promissory Note of even date herewith in the principal amount of the Loan payable by Borrower to the order of Lender, and all extensions, modifications, substitutions, replacements and restatements thereof.

     “Note Rate” has the meaning given to that term in the Note.

     “OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Requirements of Law, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

     “O&M Program” means a written program of operations and maintenance established or approved in writing by Lender relating to any Hazardous Materials in, on or under the Land and/or the Improvements.

     “Permits” means all licenses, permits and certificates used or necessary in connection with the construction, ownership, operation, use or occupancy of the Mortgaged Property and/or the Facility, including, without limitation, business licenses, state health department licenses, food service licenses, licenses to conduct business, certificates of need, if applicable, and all such other permits, licenses and rights, obtained from any governmental or quasi-governmental entity concerning ownership, operation, use or occupancy of the Mortgaged Property.

     “Permitted Encumbrances” has the meaning given to that term in Section 5.2 (No Liens; Exceptions).

     “Person” means an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust (including any beneficiary thereof), unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     “Proceeds” has the meaning given to that term in the Mortgage.

     “Prohibited Transfer"' means:

          (a) a Transfer of any interest in Borrower without the prior written consent of Lender;

          (b) a Transfer of any interest in Master Tenant without the prior written consent of Lender other than transfers of ownership in USALF, which shall be permitted so long as Lender receives such affidavits and certifications as Lender reasonably requires that the transferee of such interests is not a Restricted Entity; or

          (c) a Transfer by either of the Initial Owners of ownership interests in SFSLH without the prior written consent of Lender.

     “Property Jurisdiction” means the state in which the Mortgaged Property is located.

     “Registered Organization” means an organization organized under the law of a single state of the United States or the United States, in either event in which a public record is maintained showing such organization to have been organized in such state or the United States.

     “Reimbursement Contracts” means all third-party reimbursement contracts for the Facility which are now or hereafter in effect with respect to residents qualifying for coverage under the same, including Medicare and Medicaid, Managed Care Plans and private insurance agreements, and any successor program or other similar reimbursement program and/or private insurance agreements, now or hereafter existing.

     “Related Loan Documents” has the meaning given to that term in the Cross-Collateral Agreement.

     “Related Properties” means those related senior living facilities owned by other borrowers described on Exhibit G attached hereto and incorporated herein.

     “Rents” has the meaning given to that term in the Mortgage.

     “Requirements of Law” means (a) the organizational documents of an entity, and (b) any law, regulation, ordinance, code, decree, treaty, ruling or determination of an arbitrator, court or other Governmental Authority, or any Executive Order issued by the President of the United States, in each case applicable to or binding upon such Person or to which such Person, any of its property or the conduct of its business is subject including, without limitation, laws, ordinances and regulations pertaining to the zoning, occupancy and subdivision of real property.

     “Restricted Entity” means any person or entity that is described in, covered by, or specially designated pursuant to “Executive Order 13224 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism”, Exec. Order No. 13,224,66 Fed. Reg. 49,079 (2001); Terrorism Sanction Regulations (Title 31, Part 595 of the U.S. Code of Federal Regulations); Terrorism List Government’s Sanction Regulations (Title 31, Part 596 of the U.S. Code of Federal Regulations), and Foreign Terrorist

Organizations Sanctions Regulations (Title 31, Part 597 of the U.S. Code of Federal Regulations); or any other list or designation promulgated by the United States of America or any department or agency thereof of Persons with which transactions are blocked or prohibited by any statute, regulation or governmental order.

     “SFSLH” means Sunrise Fourth Senior Living Holdings, LLC, a Delaware limited liability company, and its successors and assigns.

     “Single Purpose Entity” means a Person that owns no interest or property other than the Mortgaged Property or interests in Borrower.

     "SSLI” means Sunrise Senior Living, Inc., a Delaware corporation, and its successors and assigns.

     “Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, participations or other equivalents (regardless of how designated) in a corporation, limited liability company, partnership or any equivalent entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

     “Strike Rate” means a fixed rate of interest equal to the Note Rate, as defined in the Note, in effect on the Closing Date plus 400 basis points.

     “Transaction Agreement” means the Transaction Agreement dated as of May 7, 2003 by and among Borrower, Affiliates of Borrower, Lender and USALF, and all extensions, modifications, substitutions, replacements and restatements thereof.

     “Transfer” means (a) a sale, assignment, transfer or other disposition (whether voluntary, involuntary or by operation of law); (b) the granting, creating or attachment of a Lien, encumbrance or security interest (whether voluntary, involuntary or by operation of law); (c) the issuance or other creation of an ownership interest in a legal entity, including a partnership interest, interest in a limited liability company or corporate stock; (d) the withdrawal, retirement, removal or involuntary resignation of a partner in a partnership or a member or manager in a limited liability company; or (e) the merger, dissolution, liquidation, or consolidation of a legal entity. “Transfer” does not include (i) a conveyance of the Mortgaged Property at a judicial or non-judicial foreclosure sale under this Agreement or (ii) the Mortgaged Property becoming part of a bankruptcy estate by operation of law under the United States Bankruptcy Code. For purposes of defining the term “Transfer” the term “partnership” shall mean a general partnership, a limited partnership, a joint venture and a limited liability partnership, and the term “partner” shall mean a general partner, a limited partner and a joint venturer.

     “USALF” means US Assisted Living Facilities III, Inc., a Delaware corporation, and its successors and assigns.

     Section 1.2 Other Definitional Provisions.

     Singular terms of the terms defined in Section 1.1 shall include the plural forms thereof and vice versa, as applicable. Terms contained in this Agreement shall, unless otherwise defined herein or unless the context otherwise indicates, have the meanings, if any, assigned to them in the Mortgage. All accounting terms used in this Agreement shall be construed in accordance with GAAP, except as otherwise specified. All references to other documents or instruments shall be deemed to refer to such documents or instruments as they may hereafter be extended, renewed, modified, or amended and all replacements and substitutions therefore.

TERMS OF THE LOAN

     Section 2.1 The Loan.

     Borrower has agreed to borrow the Loan from Lender, and Lender has agreed to make the Loan to Borrower, subject to Borrower’s compliance with and observance of the terms, conditions, covenants, and provisions of this Agreement and the other Loan Documents to which it is a party, and Borrower has made the covenants, representations, and warranties herein and therein as a material inducement to Lender to make the Loan.

     Section 2.2 Security for the Loan.

     The Loan will be evidenced by the Note and secured and guaranteed by the Loan Documents.

     Section 2.3 Interest Rate Protection.

     On or before the Closing Date, if required by Lender, Borrower shall enter into an interest rate cap agreement (a “Cap”) with Lender or a Cap provider (a “Cap Provider”) reasonably approved by Lender, to protect against fluctuations in interest rates, pursuant to which Lender or such Cap Provider, as the case may be, agrees to make certain payments to or for the benefit of Borrower if the Note Rate exceeds the Strike Rate. The Cap shall not terminate earlier than the Maturity Date. The Cap shall be secured, evidenced and governed by such documents (the “Cap Documents”) as shall be reasonably acceptable to and which shall be in form and content reasonably acceptable to, Lender.

     Section 2.4 Limitation on Interest.

     All agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are herby limited so that under no contingency, whether by reason of acceleration of the maturity of any indebtedness governed hereby or otherwise, shall the interest contracted for, charged or received by Lender exceed the maximum amount permissible under applicable law. If, due to any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum lawful amount, the interest payable to Lender shall be reduced to the maximum amount permitted under applicable law; and, if due to any circumstance Lender shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to such excessive interest shall be applied to the reduction of the principal of the Loan and not to the payment of interest, or, if such excessive interest exceeds the unpaid balance of principal of the Loan, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Loan (including the period of any renewal or extension thereof) so that interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between Borrower and Lender.

BORROWER’S REPRESENTATIONS AND WARRANTIES

     To induce Lender to enter into this Agreement, and to make the Loan to Borrower, Borrower represents and warrants to Lender as of the Closing Date as follows:

     Section 3.1 Existence, Power and Qualification.

     Borrower is a duly organized and validly existing Registered Organization, has the power to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes its qualification necessary.

     Section 3.2 Power and Authority.

     Borrower has full power and authority to borrow the indebtedness evidenced by the Note and to incur the Loan Obligations provided for herein, all of which have been authorized by all proper and necessary action. All consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of the Loan Documents by Borrower have been obtained or made.

     Section 3.3 Due Execution and Enforcement.

     Each of the Loan Documents to which Borrower is a party constitutes a valid and legally binding obligation of Borrower, enforceable in accordance with its respective terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, or other laws relating to the rights of creditors generally and by general principles of equity regardless of whether enforcement is sought in equity or at law) and does not violate, conflict with, or constitute any default under any Requirement of Law or any other agreement or instrument binding upon Borrower.

     Section 3.4 Single Purpose Entity.

     Borrower and Master Tenant are each a Single Purpose Entity.

     Section 3.5 Pending Matters.

          (a) Operations; Financial Condition. No action or investigation is pending or, to the best of Borrower’s knowledge, threatened before or by any court or administrative agency which might reasonably be expected to result in any material adverse change in the financial condition, operations or prospects of Borrower or any lower reimbursement rate under the Reimbursement Contracts. Borrower is not in violation of any agreement, the violation of which might reasonably be expected to have a material adverse effect on its business or assets, and Borrower is not in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which it is subject, the violation of which might reasonably be expected to have a materially adverse effect on the operation of the Facility or on any of the Mortgaged Property.

          (b) Land and Improvements. There are no proceedings pending, or, to the best of Borrower’s knowledge, threatened, to acquire through the exercise of any power of condemnation, eminent domain or similar proceeding any part of the Land, the Improvements or any interest therein, or to enjoin or similarly prevent or restrict the use of the Land or the operation of the Facility in any manner. None of the Improvements is subject to any unrepaired casualty or other damage having a cost to repair in excess of $5,000.

     Section 3.6 Financial Statements Accurate.

     All financial statements heretofore or hereafter provided by Borrower to Lender are and will be true and complete in all material respects as of the dates of such statements and fairly present the financial condition of Borrower as of such dates, and there are no material liabilities, direct or indirect, fixed or contingent, as of the dates of such statements which are not reflected in such statements or in the notes thereto or in a written certificate delivered therewith. The financial statements of Borrower have been prepared in accordance with GAAP. There has been no material adverse change in the financial condition, operations, or prospects of Borrower since the date of such statements except as fully disclosed in writing with the delivery of such statements. All financial statements of the operations of the Facility heretofore or hereafter provided to Lender are and will be true and complete in all material respects as of the dates of such statements.

     Section 3.7 Compliance with Facility Laws.

     The Facility is duly licensed as a 60-unit, 72-bed senior living facility under the applicable laws of the Property Jurisdiction and is currently operated as a senior living facility. Borrower or Master Tenant is the lawful owner of all Permits for the Facility, including, without limitation, the Certificate of Need, if applicable, which (a) are in full force and effect, (b) constitute all of the permits, licenses and certificates required for the use, operation and occupancy thereof, (c) have not been pledged as collateral for any other loan or Indebtedness, (d) are held free from any restriction or any encumbrance which would materially adversely affect the use or operation of the Facility and (e) are not provisional, probationary or restricted in any way. To the best of Borrower’s knowledge, after reasonable and diligent inquiry, Borrower, Master Tenant and the operation of the Facility are in compliance in all material respects with the applicable provisions of all nursing/assisted living/senior housing facility laws, rules, regulations and published interpretations thereof to which Borrower or the Facility is subject. No waivers of any laws, rules, regulations, or requirements (including, without limitation, minimum square footage requirements per unit) are required for the Facility to operate at the foregoing licensed bed unit capacity. All Reimbursement Contracts (if any) are in full force and effect with respect to the Facility. Borrower, Master Tenant and the Facility are in good standing with all the respective agencies governing applicable Facility licenses, program certifications and Reimbursement Contracts (if any). Manager is current in the payment of all so-called provider specific taxes or other assessments with respect to such Reimbursement Contracts (if any). Borrower will maintain, or will cause Master Tenant and Manager to maintain, without allowing to lapse the Certificate of Need, if applicable, and/or any required Permits in full force and effect. In the event Lender acquires the Facility through foreclosure or otherwise, neither Lender nor a subsequent manager, a subsequent lessee or any subsequent purchaser (through foreclosure or otherwise) must obtain a Certificate of Need prior to applying for and receiving a license to operate the Facility and certification to receive Medicare and Medicaid payment for residents having coverage thereunder (if any) provided that no service or unit complement is changed.

     Section 3.8 Maintain Unit Capacity.

     Neither Borrower, Master Tenant or Manager has granted to any third party the right to reduce the number of licensed units in the Facility or to apply for approval to transfer the right to any and all of the licensed Facility units to any other location.

     Section 3.9 Medicare and Medicaid Compliance.

     The Facility does not have resident reimbursement agreements, cost reports or Medicare or Medicaid surveys or provider agreements for more than ten percent (10%) of the licensed units.

     Section 3.10 Third Party Payors.

     There is no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or non-renewal affecting Borrower, Master Tenant or the Facility or any participation or provider agreement with any third-party payor, including, Medicare, Medicaid, Blue Cross and/or Blue Shield, and any other private commercial insurance managed care and employee assistance program (such programs, the “Third-Party Payors’ Programs”) to which Borrower, Master Tenant or Manager presently is subject. All Medicare (if any), Medicaid (if any), and private insurance cost reports and financial reports submitted by Borrower, Master Tenant or Manager are and will be materially accurate and complete and have not been and will not be misleading in any material respect. No cost reports for the Facility remain “open” or unsettled, except as otherwise disclosed in writing.

     Section 3.11 Governmental Proceedings and Notices.

     Neither Borrower, Master Tenant nor the Facility is currently the subject of any proceeding by any governmental agency, and no notice of any violation has been received from any federal, state or local governmental or quasi-governmental body or agency or any administrative or investigative body, that would, directly or indirectly, or with the passage of time be reasonably expected to:

          (a) have a material adverse impact on Borrower, Master Lessee or the Facility’s ability to accept and/or retain residents or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible residents; or

          (b) modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of any of the Permits.

     Section 3.12 Compliance With Applicable Laws.

     To the best of Borrower’s knowledge, after reasonable and diligent inquiry, the Facility and its operations and the Land and Improvements comply in all material respects with all covenants and restrictions of record and applicable laws, ordinances, rules and regulations, including, without limitation, the Americans with Disabilities Act and the regulations thereunder, and all applicable laws, ordinances, rules and regulations relating to zoning, setback requirements and building codes and there are no, to the best of Borrower’s knowledge, waivers of any building codes currently in existence for the Facility.

     Section 3.13 Physical Plant Standards.

     The Facility and the use thereof comply in all material respects with all applicable local, state and federal building codes, fire codes, health care and other similar regulatory requirements (the “Physical Plant Standards”), and, to the best of Borrower’s knowledge, no waivers of Physical Plant Standards exist at the Facility.

     Section 3.14 Pledge of Receivables.

     Neither Borrower nor Master Tenant has pledged its Accounts as collateral security for any loan or Indebtedness other than, if applicable, the Loan.

     Section 3.15 Payment of Taxes and Property Impositions.

     Borrower has filed, or caused to be filed, all federal, state, and local tax returns which it is required to file and has paid, or made adequate provision for the payment of, all taxes which are shown pursuant to such returns or are required to be shown thereon, including, without limitation, provider taxes that are due and owing as of the date hereof. All such returns are complete and accurate in all material respects. Borrower has paid or made adequate provision for the payment of all applicable water and sewer charges, ground rents (if applicable) and Taxes (as defined in the Mortgage) with respect to the Land and/or the Improvements that are due and owing as of the date hereof.

     Section 3.16 Title to Mortgaged Property.

     Borrower has good and marketable title to all of the Mortgaged Property, subject to no lien, mortgage, pledge, encroachment, zoning violation, or encumbrance, except Permitted Encumbrances which do not materially interfere with the security intended to be provided by the Mortgage or the current use or operation of the Land and the Improvements or the current ability of the Facility to generate net operating income sufficient to service the Loan. All Improvements situated on the Land are situated in all material respects within the boundaries of the Land.

     Section 3.17 Priority of Mortgage.

     The Mortgage when properly recorded in the appropriate records constitutes a valid, first mortgage lien against the real and personal property described therein, prior to all other liens or encumbrances, including those which may hereafter accrue, excepting only Permitted Encumbrances which do not and will not materially and adversely affect (a) the ability of Borrower to pay in full the principal of and interest on the Note when due, (b) the security (and its value) intended to be provided by such Mortgage or (c) the current use of the Land and the Improvements.

     Section 3.18 Location of Chief Executive Offices.

     The location of Borrower’s chief executive office is set forth on Exhibit B hereto. Borrower has no place(s) of business other than the location of the Facility.

     Section 3.19 Disclosure.

     All information furnished or to be furnished by Borrower to Lender in connection with the Loan or any of the Loan Documents, is, or will be at the time the same is furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to provide Lender with true and accurate knowledge of the subject matter.

     Section 3.20 Trade Names.

     Neither Borrower nor the Facility, which operates under the trade name “Sunrise of Lincroft”, has changed its name or been known by any other name, within the last five (5) years. Borrower has owned the Facility since June 30, 2003.

     Section 3.21 ERISA.

     As of the date hereof and throughout the term of this Agreement, Borrower is and will be in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

     Section 3.22 Ownership.

     The ownership interests of the Persons comprising Borrower and each of the respective ownership interests in Borrower and Master Tenant are correctly and accurately set forth on Exhibit C attached hereto and made a part hereof.

     Section 3.23 Management Agreement.

     The Management Agreement is in full force and effect and there are no defaults (either monetary or non-monetary), to the best of Borrower’s knowledge, by Master Tenant or Manager thereunder.

     Section 3.24 Master Lease.

     The Master Lease is in full force and effect and there are no defaults (either monetary or non-monetary), to the best of Borrower’s knowledge, by Master Tenant thereunder.

     Section 3.25 Other Indebtedness.

     Borrower has no outstanding Indebtedness, secured or unsecured, direct or contingent (including any guaranties), other than (a) the Loan, (b) loans from Lender that are primarily secured by the Related Properties and cross-collateralized and cross-defaulted with the Loan pursuant to the Cross-Collateralization Agreement, and (c) indebtedness which represents trade payables or accrued expenses incurred in the ordinary course of business of owning and operating the Mortgaged Property. No other debt incurred by Borrower after the date hereof will be secured (on a senior, subordinate or pari passu basis) by the Mortgaged Property.

     Section 3.26 Other Obligations.

     Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Mortgaged Property is otherwise bound, other than Permitted Encumbrances and obligations incurred in the ordinary course of the operation of the Mortgaged Property and other than obligations under the Mortgage and the other Loan Documents and the Related Loan Documents.

     Section 3.27 Solvency; Fraudulent Conveyances.

     Borrower is solvent for purposes of 11 U.S.C. §548, and the borrowing of the Loan will not render Borrower insolvent for purposes of 11 U.S.C. §548. Borrower (a) has not entered into this Agreement or any of the other Loan Documents with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and mature. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

     Section 3.28 No Change in Facts or Circumstances.

     All information in the application for the Loan submitted to Lender (the “Loan Application”) and in all financial statements, rent rolls, if applicable, reports, certificates and other documents submitted in connection with the Loan Application are complete and accurate in all material respects. There has been no material adverse change in any fact or circumstance that would make any such information materially incomplete or inaccurate.

     Section 3.29 No Illegal Activity as Source of Funds.

     No portion of the Mortgaged Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity.

     Section 3.30 Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws.

     Borrower, any general partner of Borrower or any managing member of Borrower, as applicable, SSLI, Manager and, to the best of Borrower’s knowledge, after having made reasonable inquiry, (a) each Person owning an interest of 20% or more in Borrower, any general partner of Borrower or any managing member of Borrower, the SSLI, the Manager (if the

Manager is an Affiliate of Borrower), Master Tenant and (b) each commercial tenant at the Mortgaged Property (including, without limitation, the Master Tenant under the Master Lease): (i) is not currently identified on OFAC List, and (ii) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. Borrower agrees to confirm this representation and warranty in writing on an annual basis if requested by Lender to do so.

     Section 3.31 Compliance with Health Care Information Laws.

          (a) Without limiting the generality of any other provision of this Agreement, including, without limitation, any other representation or warranty made herein, Borrower, Manager and the Mortgaged Property are in material compliance with all applicable statutes, laws, ordinances, rules and regulations of any federal, state or local governmental authority with respect to regulatory matters primarily relating to patient healthcare and/or patient healthcare information, including without limitation, if applicable, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and the rules and regulations promulgated thereunder (“HIPAA”) (collectively, “Healthcare Information Laws”)). Borrower and/or Manager, as applicable, has maintained in all material respects all records required to be maintained by any governmental agency or authority or otherwise under the Healthcare Information Laws.

          (b) To the extent that and for so long as (i) Borrower or Manager is a “covered entity” as defined by HIPAA or (ii) Borrower or Manager (with respect to its operation of the Mortgaged Property) and/or their respective business and operations (with respect to the Mortgaged Property) are subject to the standards for privacy of individually identifiable health information, the standards for electronic transactions, or the security and electronic signature standards issued under HIPAA, all located at 45 C.F.R. Parts 160, 162 and 164, (A) has undertaken or will undertake in a timely manner all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) on all areas of its business and operations required by HIPAA and/or that could adversely affected by the failure of such entity to be HIPAA Compliant (as defined below); (B) has developed or will develop in a timely manner a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (C) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such entity is or becomes HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that Borrower or Manager, as applicable (1) is or will be in compliance with each of the applicable requirements of (A) the standards for privacy of individually identifiable health information issued under HIPAA, 45 C.F.R. Part 160 and 164, (B) the standards for electronic transactions issued under HIPAA, 45 C.F.R. 160 and 162, and (C) the security and electronic signature standards issued under HIPAA, 45 C.F.R. Parts 160, 162 and 164; on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (2) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding, (other than routine surveys or reviews conducted by any governmental health plan or other accreditation entity) that could reasonably be expected to materially and adversely affect Borrower’s or Manager’s business, operations, assets, properties or condition (financial or otherwise), in connection with the failure of any such entity to become or remain HIPAA compliant.

AFFIRMATIVE COVENANTS OF BORROWER

     Borrower agrees with and covenants unto Lender that until the Loan Obligations have been paid in full, Borrower shall, or shall cause Master Tenant to:

     Section 4.1 Payment of Loan/Performance of Loan Obligations.

     Duly and punctually pay or cause to be paid the principal and interest of the Note in accordance with its terms and duly and punctually pay and perform or cause to be paid or performed all Loan Obligations hereunder and under the other Loan Documents.

     Section 4.2 Maintenance of Existence.

     Maintain its existence as a New Jersey limited liability company, and, in each jurisdiction in which the character of the property owned by it or in which the transaction of its business makes qualification necessary, maintain good standing.

     Section 4.3 Maintenance of Single Purpose.

     Maintain its existence as a Single Purpose Entity.

     Section 4.4 Accrual and Payment of Taxes.

     During each fiscal year, make adequate provision for the payment of and pay when due, all current tax liabilities of all kinds including, without limitation, federal and state income taxes, franchise taxes, payroll taxes, provider taxes (to the extent necessary to participate in and receive maximum funding pursuant to Reimbursement Contracts), Taxes (as defined in the Mortgage), all required withholding of income taxes of employees, all required old age and unemployment contributions, and all required payments to employee benefit plans.

     Section 4.5 Insurance.

     Maintain, or cause to be maintained, the following insurance coverages and policies with respect to the Mortgaged Property and the Facility, which coverages and policies must be acceptable to Lender’s insurance consultant in its commercially reasonable discretion:

          (a) Comprehensive “all risk” insurance, including coverage for windstorms and hail, in an amount equal to 100% of the full replacement cost of the Facility, which replacement cost shall be determined by the “Insurable Value” or “Cost Approach to Value” reflected in the most recent Lender approved appraisal for the Facility, without deduction for depreciation and, if requested by Lender, to include the perils of earthquake, terrorism and other risks. Such insurance shall also include (i) agreed insurance amount endorsement waiving all co-insurance provisions and (ii) an “Ordinance or Law Coverage” endorsement if the Facility or the use thereof shall constitute a legal non-conforming structure or use.

          (b) Commercial general liability insurance against claims for sexual harassment, abuse of residents, personal injury, bodily injury, death or property damage in or about the Facility to be on a so-called “occurrence” basis for at least $1,000,000 per occurrence and $3,000,000 in the aggregate with a $5,000,000 umbrella coverage.

          (c) Professional liability insurance against claims for personal injury, bodily injury or death in or about the Facility to be on a so-called “occurrence” basis for at least $1,000,000 per occurrence and $3,000,000 in the aggregate.

          (d) Business interruption income insurance for the Facility in an amount equal to 100% of the net income plus carrying costs and extraordinary expenses of the Facility as projected by Lender for a period of twelve (12) months, containing a ninety (90) day extended period of indemnity endorsement.

          (e) Flood hazard insurance if any portion of the Improvements is located in a federally designated “special flood hazard area” and in which flood insurance is available. Lender will accept proof, satisfactory to it in its sole discretion that the Improvements are not within the boundaries of a designated special flood hazard area.

          (f) Workers’ compensation insurance, if applicable, as required by state law, subject to applicable state statutory limits, and employer’s liability insurance with a limit of $1,000,000 per accident and per disease per employee with respect to the Facility.

          (g) Comprehensive boiler and machinery insurance, including property damage coverage and time element coverage in an amount equal to 100% of the full replacement cost, without deduction for depreciation, of the Facility housing the machinery, if steam boilers, pipes, turbines, engines or any other pressure vessels are in operation with respect to the Facility. Such insurance coverage shall include a “joint loss” clause if such coverage is provided by an insurance carrier other than that which provides the comprehensive “all risk” insurance described above.

          (h) During the period of any construction and/or renovation of capital improvements with respect to the Facility or any new construction on the Land, builder’s risk insurance for any improvements under construction and/or renovation, including, without limitation, costs of demolition and increased cost of construction or renovation, in an amount equal the amount of the general construction contract plus the value of any existing purchase money financing for improvements and materials stored on or off the Mortgaged Property, including “soft cost” coverage.

          (i) If the Facility is located in a seismically active area or an area prone to geologic instability and mine subsidence, Lender may require an inspection by a qualified structural or geological engineer satisfactory to Lender and at Borrower’s expense. The Facility must be structurally and geologically sound and capable of withstanding normal seismic activity or geological movement. Lender reserves the right to require Maximum Probable Loss insurance on a case by case basis in amounts determined by Lender.

          (j) Such other insurance coverages as may be deemed necessary and as shall be provided within such time periods as Lender may determine, in each case, in its commercially reasonable discretion.

     All insurance policies shall have a term of not less than one (1) year and shall be in the form and amount and with deductibles as, from time to time, shall be acceptable to Lender in its reasonable discretion. All such policies shall provide for loss payable solely to Lender and shall contain a standard “non-contributory mortgagee” endorsement or its equivalent relating, among other things, to recovery by Lender notwithstanding the negligent or willful acts or omissions of Borrower and notwithstanding (i) occupancy or use of the Facility for purposes more hazardous than those permitted by the terms of such policy, (ii) any foreclosure of other action taken by Lender pursuant to the Mortgage upon the occurrence of an Event of Default thereunder, or (iii) any change in title or ownership of the Facility.

     All insurance policies must be written by a licensed insurance carrier in the Property Jurisdiction and such insurance carrier must have a long-term senior debt rating of at least “A” by Standard and Poor’s Rating Service, or any successor thereto.

     All liability insurance policies must name “GMAC Commercial Mortgage Bank and its successors and/or assigns as their interest may appear” as additional insured, and all property insurance policies must name “GMAC Commercial Mortgage Bank and its successors and/or assigns” as the named mortgage holder entitled to all insurance proceeds. Lender shall have the right, without Borrower’s consent, by notice to the insurance company, to change the additional insured and named mortgagee endorsements in connection with any sale of the Loan.

     All insurance policies for the above required insurance must provide for thirty (30) days prior written notice of cancellation to Lender.

     Policies or binders, together with evidence of the above required insurance on ACORD Form 27 or its equivalent, must be submitted to Lender prior to setting the interest rate on the Loan.

     With respect to insurance policies which require payment of premiums annually, not less than thirty (30) days prior to the expiration dates of the insurance policies obtained pursuant to this Agreement, Borrower shall pay such premium, except to the extent Lender is escrowing sums therefore pursuant to the Loan Documents. Not less than thirty (30) days prior to the expiration dates of the insurance policies obtained pursuant to this Agreement, originals or certified copies of renewals of such policies (or certificates evidencing such renewals) bearing notations evidencing the payment of premiums or accompanied by other evidence reasonably satisfactory to Lender of such payment, which premiums shall not be paid by Borrower through or by any financing arrangement, shall be delivered by Borrower to Lender. Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Section 4.5. If the limits of any policy required hereunder are reduced or eliminated due to a covered loss, Borrower shall pay the additional premium, if any, in order to have the original limits of insurance reinstated, or Borrower shall purchase new insurance in the same type and amount that existed immediately prior to the loss.

     If Borrower fails to maintain and deliver to Lender the original policies or certificates of insurance required by this Agreement, Lender may, at its option and upon prior written notice to Borrower, procure such insurance and Borrower shall pay or, as the case may be, reimburse Lender for, all premiums thereon promptly upon demand by Lender, with interest thereon at the Default Rate from the date paid by Lender to the date of repayment by Borrower and such sum shall constitute a part of the Loan Obligations.

     The insurance required by this Agreement may, at the option of Borrower, be effected by blanket and/or umbrella policies issued to Borrower or to an Affiliate of Borrower covering the Facility and the properties of such Affiliate; provided that, in each case, the policies otherwise comply with the provisions of this Agreement and allocate to the Facility, from time to time, the coverage specified by this Agreement, without possibility of reduction or coinsurance by reason of, or damage to, any other property (real or personal) named therein. If the insurance required by this Agreement shall be effected by any such blanket or umbrella policies, Borrower shall furnish to Lender original policies or certified copies thereof, with schedules attached thereto showing the amount of the insurance provided under such policies which is applicable to the Facility.

     Neither Lender nor its agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Agreement; it being understood that (a) Borrower shall look solely to its insurance company for the recovery of such loss or damage, (b) such insurance company shall have no rights of subrogation against Lender, its agents or employees, and (c) Borrower shall use its commercially reasonable efforts to procure from such insurance company a waiver of subrogation rights against Lender. If, however, such insurance policies do not provide for a waiver of subrogation rights against Lender (whether because such a waiver is unavailable or otherwise), then Borrower hereby agrees, to the extent permitted by law and to the extent not prohibited by such insurance policies, to waive its rights of recovery, if any, against Lender, its agents and employees, whether resulting from any damage to the Facility, any liability claim in connection with the Facility or otherwise. If any such insurance policy shall prohibit Borrower from waiving such claims, then Borrower must obtain from such insurance company a waiver of subrogation rights against Lender.

     Borrower appoints and empowers Lender as Borrower’s attorney-in-fact to cause the issuance of an endorsement of any insurance policy to bring Borrower into compliance herewith and, as limited above, at Lender’s sole option, to make any claim for, receive payment for, and execute and endorse any document, checks or other instruments in payment for loss, theft or damage covered under any such insurance policy; provided, however, that in no event will Lender be liable for failure to collect any amounts payable under any insurance policy.

     Section 4.6 Proceeds of Insurance or Condemnation.

     After damage to or destruction of or condemnation of the Mortgaged Property (or any part thereof), repair, restoration and replacement by Borrower of the Improvements, Equipment and Inventory damaged, destroyed or taken shall be permitted upon satisfaction of the following conditions:

          (a) The aggregate amount of all Proceeds of insurance or condemnation shall not exceed the aggregate amount of all Loan Obligations;

          (b) At the time of such loss or damage and at all times thereafter while Lender is holding any portion of such Proceeds, there shall exist no monetary Default or Event of Default;

          (c) The Improvements, Equipment, and Inventory to which loss or damage has resulted shall be capable of being restored to its preexisting condition and utility in all material respects with a value equal to or greater than that which existed prior to such loss or damage and such restoration shall be capable of being completed prior to the earlier to occur of (i) the expiration of business interruption insurance as determined by an independent inspector or (ii) the Maturity Date;

          (d) Within thirty (30) days from the date of such loss or damage Borrower shall have given Lender written notice electing to have the net Proceeds applied for such purpose;

          (e) Within sixty (60) days following the date of notice under the preceding subparagraph (d) and prior to any Proceeds being disbursed to Borrower, Borrower shall have provided to Lender all of the following:

          (i) complete plans and specifications for restoration, repair and replacement of the Improvements, Equipment and Inventory damaged to the condition, utility and value required by subparagraph (c) above,

          (ii) if loss or damage exceeds Fifty Thousand Dollars ($50,000), fixed-price or guaranteed maximum cost bonded construction contracts for completion of the repair and restoration work in accordance with such plans and specifications,

          (iii) builder’s risk insurance for the full cost of construction with Lender named under a standard mortgagee loss-payee clause,

          (iv) such additional funds as in Lender’s reasonable opinion are necessary to complete such repair, restoration and replacement, and

          (v) copies of all permits and licenses necessary to complete the work in accordance with the plans and specifications;

          (f) Lender may, at Borrower’s expense, retain an independent inspector to review and approve plans and specifications and completed construction and to approve all requests for disbursement, which approvals shall be conditions precedent to release of Proceeds as work progresses;

          (g) No portion of such Proceeds shall be made available by Lender for architectural reviews or for any other purposes which are not directly attributable to the cost of repairing, restoring or replacing the Improvements, Equipment and Inventory for which a loss or damage has occurred unless the same are covered by such insurance;

          (h) Borrower shall diligently pursue such work and shall complete such work prior to the earlier to occur of the expiration of business interruption insurance or the Maturity Date;

          (i) Each disbursement by Lender of such Proceeds and deposits shall be funded subject to conditions and in accordance with disbursement procedures which a commercial construction lender would typically establish in the exercise of sound banking practices and shall be made only upon receipt of disbursement requests on an AIA G702/703 form (or similar form approved by Lender) signed and certified by Borrower and, if required by Lender, its architect and general contractor with appropriate invoices and lien waivers as required by Lender; and

          (j) Lender shall have a first lien and security interest in all building materials and completed repair and restoration work and in all fixtures and equipment acquired with such Proceeds, and Borrower shall execute and deliver such mortgages, deeds of trust, security agreements, financing statements and other instruments, as Lender shall reasonably request to create, evidence, or perfect such lien and security interest.

     Lender agrees that Lender shall make the net Proceeds of insurance or condemnation (after payment of Lender’s reasonable costs and expenses) available to Borrower for Borrower’s repair, restoration and replacement of the Improvements, Equipment, or Inventory damaged, destroyed or taken, subject to Borrower’s satisfaction of the conditions contained in this Section. In the event and to the extent that such Proceeds are not required to be used for the repair, restoration and replacement of the Improvements, Equipment and Inventory to which a loss or damage has occurred, or, if the conditions set forth herein for such application are otherwise not satisfied, then Lender shall be entitled without notice to or consent from Borrower to apply such Proceeds, or the balance thereof, at Lender’s option, either (a) to the full or partial payment or prepayment of the Loan Obligations (without premium) or (b) to the repair, restoration and/or replacement of all or any part of such Improvements, Equipment and Inventory to which a loss or damage has occurred. Any excess Proceeds after such application by Lender shall be paid to Borrower.

     Section 4.7 Financial and Other Information.

     Provide Lender, and cause SSLI and Manager to provide to Lender, at its addresses set forth in Section 8.7 (Notices), the following financial statements and information on a continuing basis during the term of this Agreement:

          (a) Within one hundred twenty (120) days after the end of each fiscal year of SSLI, audited financial statements prepared in accordance with GAAP by a nationally recognized accounting firm or independent certified public accounting firm acceptable to Lender, which statements shall include a consolidated balance sheet and a statement of revenue and expenses for the year then ended.

          (b) Within one hundred twenty (120) days after the end of each fiscal year of the Facility, unaudited financial statements for the operations of the Facility, prepared in accordance with GAAP, which statements shall include a statement of revenue and expenses for the year then ended, occupancy and resident day statistics, certified as true and correct in all material respects by a financial officer of Borrower.

          (c) Within one hundred twenty (120) days after the end of each fiscal year of Manager, unaudited financial statements of Manager, prepared in accordance with GAAP, which statements shall include a statement of revenue and expenses for the year then ended, certified as true and correct in all material respects by a financial officer of Manager. Notwithstanding the foregoing, for so long as Manager is a wholly-owned subsidiary of SSLI and SSLI continues to be a publicly traded company, the requirements contained in this section shall be waived.

          (d) Within forty-five (45) days after the end of each fiscal quarter of the Facility, unaudited interim financial statements of the operations of the Facility, certified as true and correct in all material respects by a financial officer of Borrower, prepared in accordance with GAAP, which statements shall include a statement of revenue and expenses for the quarter then ended, and occupancy and resident day statistics.

          (e) Within forty-five (45) days after the end of each fiscal quarter of SSLI, unaudited interim financial statements of SSLI, certified as true and correct in all material respects by a financial officer of SSLI, prepared in accordance with GAAP, which statements shall include a statement of revenue and expenses for the quarter then ended.

          (f) Within forty-five (45) days after the end of each fiscal quarter of Manager, unaudited interim financial statements of Manager, certified as true and correct in all material respects by a financial officer of Manager, prepared in accordance with GAAP, which statements shall include a statement of revenue and expenses for the quarter then ended. Notwithstanding the foregoing, for so long as Manager is a wholly-owned subsidiary of SSLI and SSLI continues to be a publicly traded company, the requirements contained in this section shall be waived.

          (g) Within forty-five (45) days after the end of each fiscal quarter of Borrower, a statement of the number of unit days available and the actual resident days incurred for such quarter, together with quarterly census information of the Facility as of the end of such quarter in sufficient detail to show resident mix (i.e., private, Medicare, Medicaid, and Veterans Administration) on a daily average basis for such year through the end of such quarter, certified by the chief financial officer or treasurer of Manager to be true and correct. Such statements of the Facility shall be accompanied by the Summary of Financial Statements and Census Data attached hereto as Exhibit D and made a part hereof.

          (h) If requested by Lender, within thirty (30) days after the filing deadline, as may be extended from time to time, copies of all federal, state and local tax returns of Borrower and SSLI, together with all supporting documentation and required schedules.

          (i) If and to the extent applicable, within thirty (30) days after filing or receipt, all Medicaid and/or Medicare cost reports and any amendments thereto filed with respect to the Facility and all responses, audit reports, or other inquiries with respect to such cost reports.

          (j) If and to the extent applicable, within thirty (30) days of receipt, copies of all licensure and certification survey reports and statements of deficiencies (with plans of correction attached thereto).

          (k) If and to the extent applicable, within thirty (30) days after receipt, a copy of the Medicaid Rate Calculation Worksheet (or the equivalent thereof), from the applicable agency.

          (l) If and to the extent applicable, within thirty (30) days of receipt, a statement of the number of resident days for which the Facility has received the Medicare default rate for any applicable period. For purposes herein, “default rate” shall have the meaning ascribed to it in the applicable Medicare rate notification letter prepared in connection with any review or survey of the Facility.

          (m) Within ten (10) Business Days after Borrower’s, Master Tenant’s or Manager’s receipt, any and all notices (regardless of form) from any and all licensing and/or certifying agencies, including, but not limited to, Medicaid and/or Medicare certification, that the Facility’s license is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend the Facility’s license or certification.

          (n) If requested by Lender, evidence of payment by Borrower or Manager of any applicable provider bed taxes or similar taxes, which taxes Borrower agrees to pay.

          (o) Within one hundred twenty (120) days after the end of each of Borrower’s fiscal years, and more frequently if requested by Lender, an aged accounts payable report and an aged accounts receivable report for the Facility in sufficient detail to show amounts due from each class of resident-mix, if applicable (i.e., private, Medicare, Medicaid and V.A.) both reports by the account age classifications of 30 days, 60 days, 90 days, 120 days, and over 120 days.

     Lender reserves the right to require that the financial statements of the Facility or Manager be audited and prepared by a nationally recognized accounting firm or independent certified public accountant acceptable to Lender, at their respective sole cost and expense, if (i) an Event of Default exists or (ii) if Lender has reasonable grounds to believe that the unaudited financial statements do not accurately represent the financial condition of the Facility or Manager.

     Lender further reserves the right to require such other financial information of Borrower, SSLI, Manager and/or the Facility, at such other times (including monthly or more frequently) as Lender shall deem necessary in its commercially reasonable discretion. All financial statements must be in the form and detail as Lender may from time to time reasonably request.

     Section 4.8 Compliance Certificate.

     At the time of furnishing the quarterly operating statements required under the Section, Section 4.7 (Financial and Other Information), furnish to Lender a compliance certificate in the form attached hereto as Exhibit E executed by a financial officer of Borrower.

     Section 4.9 Books and Records.

     Keep and maintain at all times at the Facility or Manager’s offices, and upon Lender’s reasonable request make available at the Facility during normal business hours, complete and accurate books of account and records (including copies of supporting bills and invoices) adequate to reflect correctly the results of the operation of the Facility, and copies of all written contracts, leases (if any), and other instruments which affect the Mortgaged Property, which books, records, contracts, leases (if any) and other instruments shall be subject to examination and inspection at any reasonable time by Lender (upon reasonable advance notice, which for such purposes only may be given orally, except in the case of an emergency, in which case no advance notice shall be required), provided, however, that if an Event of Default has occurred and is continuing, Borrower shall deliver (or direct Manager to deliver) to Lender upon written demand copies of all books, records, contracts, leases (if any) and other instruments relating to the Facility or its operation and Borrower authorizes Lender to obtain a credit report on Borrower at any time.

     Section 4.10 Payment of Indebtedness.

     Duly and punctually pay or cause to be paid all other Indebtedness now owing or hereafter incurred by Borrower in accordance with the terms of such Indebtedness, except such Indebtedness owing to those other than Lender which is being contested in good faith and with respect to which any execution against properties of Borrower has been effectively stayed and for which reserves and collateral for the payment and security thereof have been established as determined by Lender in its commercially reasonable discretion.

     Section 4.11 Records of Accounts.

     Maintain all records, including records pertaining to the Accounts of Borrower, at the principal place of business of Borrower as set forth in this Agreement.

     Section 4.12 Conduct of Business.

     Conduct, or cause Master Tenant or Manager to conduct, the operation of the Facility at all times in a manner consistent with the level of operation of the Facility as of the date hereof, including without limitation, the following:

          (a) to maintain the standard of care for the residents of the Facility at all times at a level necessary to ensure quality care for the residents of the Facility in accordance with customary and prudent industry standards;

          (b) to operate the Facility in a prudent manner and in compliance with applicable laws and regulations relating thereto and cause all Permits, Reimbursement Contracts, and any other agreements necessary for the use and operation of the Facility or as may be necessary for participation in the Medicaid, Medicare, or other applicable reimbursement programs (if any) to remain current and in full force and effect without reduction in the number of licensed beds authorized for use in the Medicaid, Medicare, or other applicable reimbursement programs;

          (c) to maintain sufficient Inventory and Equipment of types and quantities at the Facility to enable Borrower, Master Tenant or Manager to adequately to perform operations of the Facility;

          (d) to keep all Improvements and Equipment located on or used or useful in connection with the Facility in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto to keep the same in good operating condition;

          (e) to maintain sufficient cash in the operating accounts of the Facility in order to satisfy the working capital needs of the Facility; and

          (f) to keep all required Permits current and in full force and effect.

     Section 4.13 Periodic Surveys.

     Furnish or cause Master Tenant or Manager to furnish to Lender, within thirty (30) days of receipt, a copy of any Medicare, Medicaid, or other licensing agency survey or report and any statement of deficiencies and/or any other report indicating that any action is pending or being considered to downgrade the Facility to a substandard category, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Lender a copy of the plan of correction generated from such survey or report for the Facility, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or for full participation in Medicaid, Medicare or other reimbursement program pursuant to any Reimbursement Contract for existing residents or for new residents to be admitted with Medicaid or Medicare coverage, by the date required for cure by such agency (plus extensions granted by such agency).

     Section 4.14 Debt Service Coverage Requirements.

          (a) Maintain, or cause to be maintained (commencing with the closing of the Loan), and within forty-five (45) days of the end of each fiscal quarter, Borrower shall provide evidence to Lender of the achievement of, the following Debt Service Coverage Ratios until the Loan Obligations are paid in full:

          (i) a Debt Service Coverage Ratio for the Facility of not less than 1.25 to 1.0 calculated as of December 31, 2004 as of the end of the fiscal quarter then ending; as of March 31, 2005, as of the end of the fiscal quarter then ending and the preceding fiscal quarter; as of June 30, 2005, as of the end of the fiscal quarter then ending and the preceding two (2) fiscal quarters; and as of September 30, 2005 and at all times thereafter, as of the end of the fiscal quarter then ending and the preceding three (3) fiscal quarters; and

          (ii) a Combined Debt Service Coverage Ratio for the Facility and the facilities described in the Related Loan Documents of not less than 1.45 to 1.0 calculated as of December 31, 2004 as of the end of the fiscal quarter then ending; as of March 31, 2005, as of the end of the fiscal quarter then ending and the preceding fiscal quarter; as of June 30, 2005, as of the end of the fiscal quarter then ending and the preceding two (2) fiscal quarters; and as of September 30, 2005 and at all times thereafter, as of the end of the fiscal quarter then ending and the preceding three (3) fiscal quarters.

          (b) If Master Tenant fails to achieve or provide evidence of achievement of the Debt Service Coverage Ratio or the Combined Debt Service Coverage Ratio as set forth in Section 4.14(a) for the Facility or the Facilities, as applicable, upon fifteen (15) days written notice to Borrower, Borrower will deposit with Lender additional cash or other liquid collateral in an amount which, when added to the numerator of the Debt Service Coverage Ratio or the Combined Debt Service Coverage Ratio calculation, would have resulted in the non-complying debt service coverage requirement having been satisfied. If such failure continues for two (2) consecutive fiscal quarters, on the third consecutive quarter, if Master Tenant again fails to achieve or provide evidence of the achievement of the Debt Service Coverage Ratio or the Combined Debt Service Coverage Ratio required above, upon fifteen (15) days written notice to Borrower, Borrower will deposit with Lender additional cash or other liquid collateral (with credit for amounts currently being held by Lender pursuant to the foregoing sentence), in an amount which, if the same had been applied on the first (1st) day of such 12-month period (or such lesser period as shall have elapsed following the Closing Date) to reduce the outstanding principal indebtedness of the Loan, would have resulted in the non-complying debt service coverage requirement having been satisfied, and Borrower agrees promptly to provide such additional cash or other liquid collateral. Such additional collateral will be held by Lender in a standard custodial account, and shall constitute additional collateral for the Loan Obligations and an “Account” as defined in this Agreement, and, upon the occurrence and during the continuation of an Event of Default, may be applied by Lender, in such order and manner as Lender may elect, to the reduction of the Loan Obligations. Borrower shall be entitled to interest on such additional collateral. Provided that there is no Default or Event of Default, such additional collateral which has not been applied to the Loan Obligations will be released by Lender at such time as Borrower provides Lender with evidence that the required Debt Service Coverage Ratio or the Combined Debt Service Coverage Ratio outlined above have been achieved and maintained (without regard to any cash deposited pursuant to this Section 4.14) as of the end of each of the two (2) preceding consecutive fiscal quarters.

     Section 4.15 Occupancy.

     Maintain, or cause to be maintained, at all times, a daily average annual occupancy for the Facility, as tested quarterly (on the basis of a calendar year), commencing March 31, 2004, of eighty percent (80%) or more (based on the number of units available at the Facility), with the minimum number of units available at the Facility remaining at or in excess of the number of units set forth in Section 3.7 (Compliance with Facility Laws).

     Section 4.16 Capital Expenditures.

     Maintain and/or cause the Master Tenant to maintain, the Facility in good condition and make minimum capital expenditures for the Facility in each fiscal year, in the minimum amount of $250 per unit, (or the appropriate prorated amount as determined in the manner set forth below in this Section), which capital expenditures may include ordinary repairs and routine maintenance, commencing the first year of the Loan term and continuing throughout the Loan term and, within forty-five (45) days of the end of such fiscal year, to provide evidence thereof reasonably satisfactory to Lender. In the event that Borrower shall fail to meet such requirement or provide such evidence, Borrower shall, upon Lender’s written request, immediately establish and maintain a capital expenditures reserve fund with Lender equal to the difference between the minimum required amount per unit and the amount per unit actually spent by Borrower. Borrower grants to Lender a lien on and a right of setoff against all moneys in such capital expenditures reserve fund, and Borrower shall not permit any other Lien to exist upon such fund. Moneys on deposit in such capital expenditures reserve fund will be disbursed monthly to Borrower upon Lender’s receipt of reasonably satisfactory evidence that Borrower has caused to be made the required capital expenditures. Upon Borrower’s or Manager’s failure to adequately maintain the Facility in good condition, Lender may, but shall not be obligated to, make appropriate capital expenditures and may apply the moneys in the capital expenditures reserve fund for such purpose. To the extent there are insufficient moneys in the capital expenditures reserve fund for such purposes, all funds advanced by Lender to make such capital expenditures shall constitute a portion of the Loan Obligations, shall be secured by the Mortgage and shall accrue interest at the Default Rate until paid. Upon the occurrence of an Event of Default, Lender may apply any moneys in the capital expenditures reserve fund to the Loan Obligations, in such order and manner as Lender may elect. For any partial fiscal year during which the Loan is outstanding, the required expenditure amount shall be prorated by multiplying the required amount per unit amount by a fraction, the numerator of which is the number of days during such year for which all or part of the Loan is outstanding and the denominator of which is the number of days in such year. During the term of the Loan, Lender may, from time to time, engage a professional building inspector to conduct an inspection of the Facility. If the inspector’s report indicates that repairs or replacements are necessary over and above the $250 per unit requirement in this Section 4.16, then Lender shall require Borrower to establish with Lender a non-interest bearing repair escrow fund to insure completion of such necessary repairs and replacements. The amount of any repair escrow shall be one hundred twenty five percent (125%) of the estimated cost of repairs as determined by the inspector and Lender. Lender also shall require an agreement satisfactory to Lender, in its commercially reasonable discretion, which will provide for completion of the repairs and the disbursement of the escrow funds. All commercially reasonable fees and costs associated with the inspection, report and subsequent inspections (if required) shall be paid by Borrower.

     Section 4.17 Management Agreement.

     Maintain, or cause the Master Tenant to maintain, the Management Agreement in full force and effect and timely perform all obligations thereunder and enforce performance of all obligations of Manager thereunder and not permit the termination, amendment or assignment of the Management Agreement unless the prior written consent of Lender is first obtained, which consent may be in the sole and absolute discretion of Lender; provided, however, that in the event of an amendment of the Management Agreement that is not material, consent by Lender shall not be unreasonably withheld. Borrower or Master Tenant will cause Manager to enter into an Assignment and Subordination of Management Agreement in form and substance acceptable to Lender. Borrower will not enter into, and will prohibit Master Tenant from entering into, any other management agreement without Lender’s prior written consent, which consent may be in the sole and absolute discretion of Lender.

     Section 4.18 Updated Appraisals.

     For so long as the Loan remains outstanding, if any Event of Default shall occur hereunder, or if, in Lender’s good faith judgment, a material depreciation in the value of the Land and/or the Improvements shall have occurred, then in any such event, Lender, may cause the Land and Improvements to be appraised by an appraiser selected by Lender, and in accordance with Lender’s appraisal guidelines and procedures then in effect, and Borrower agrees to cooperate in all respects with such appraisals and furnish to the appraiser all requested information in Borrower’s possession and direct Manager to furnish to the appraiser all requested information in Manager’s possession and control regarding the Land and Improvements and the Facility. Borrower agrees to pay all reasonable costs incurred by Lender in connection with such appraisal, which costs shall be secured by the Mortgage and shall accrue interest at the Default Rate until paid.

     Section 4.19 Comply with Covenants and Laws.

     Comply, in all material respects, with all applicable covenants and restrictions of record and all applicable laws, ordinances, rules and regulations and keep the Facility and the Land and Improvements in compliance in all material respects with all applicable laws, ordinances, rules and regulations, including, without limitation, the Americans with Disabilities Act and regulations promulgated thereunder, and laws, ordinances, rules and regulations relating to zoning, health, building codes, setback requirements and Medicaid and Medicare laws (if applicable) and keep the Permits for the Facility in full force and effect.

     Section 4.20 Taxes and Other Charges.

     Subject to Borrower’s right to contest the same as set forth in Section 9 of the Mortgage, pay all taxes, assessments, charges, claims for labor, supplies, rent, and other obligations which, if unpaid, might give rise to a Lien against property of Borrower, except Liens to the extent permitted by this Agreement and Permitted Encumbrances.

     Section 4.21 Certificate.

     Upon Lender’s written request, furnish Lender with a certificate stating that Borrower has complied with and is in compliance with all terms, covenants and conditions of the Loan Documents to which Borrower is a party and/or that Master Tenant has complied with and is in compliance with all terms, covenants and conditions of the Master Lease and that there exists no Default or Event of Default under the Loan Documents or the Master Lease, as applicable, or if such is not the case, that one or more specified events have occurred, and that the representations and warranties contained herein are true and correct with the same effect as though made on the date of such certificate.

     Section 4.22 Notice of Fees or Penalties.

     Immediately notify Lender, upon Borrower’s knowledge thereof, of the assessment by any state or any Medicare, Medicaid, health or licensing agency of a single fine or penalty against Borrower, Manager, or the Facility.

     Section 4.23 Loan Closing Certification.

     Immediately notify Lender in writing, in the event any representation or warranty contained in that certain Loan Closing Certification of even date herewith, executed by Borrower for the benefit of Lender, becomes untrue in any material respect.

     Section 4.24 Tradenames.

     Borrower shall not cause or permit the Facility to change its tradename from “Sunrise of Lincroft,” or cause or permit the Facility to operate under any other tradename without the prior written consent of Lender, which consent shall not be unreasonably withheld by Lender. Borrower will maintain, and will cause Master Tenant to maintain, in full force and effect without default thereunder a license to use the tradenames “Sunrise” and “Sunrise of Lincroft” in the marketing and operation of the Facility.

     Section 4.25 Separate Account.

     If Lender, in the exercise of its reasonable discretion, deems it necessary to protect its security for the Indebtedness, immediately upon receipt of notice from Lender, Borrower shall establish, or cause to be established, a separate account for all of its funds subject to the Agency Agreement as of the date hereof. ALF and Global Securitization Services, LLC may continue to provide agency and administrative services to Borrower under the Agency Agreement, but Borrower’s funds subject thereto must be segregated in an account that, upon request by Lender, will be assigned to Lender, pursuant to documents in all respects satisfactory to Lender.

     Section 4.26 Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws.

     Borrower shall comply with all Requirements of Law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect. Without limiting the foregoing, Borrower shall not take any action, or permit any action to be taken, that would cause Borrower’s representations and warranties, as set forth in Section 3.30 (Compliance with Anti-Terrorism, etc.), to become untrue or inaccurate at any time during the term of the Loan. Borrower shall notify Lender promptly of Borrower’s actual knowledge that such representations and warranties may no longer be accurate or that any other violation of the Requirements of Law has occurred or is being investigated by Governmental Authorities. In connection with such an event, Borrower shall comply with all Requirements of Law and directives of Governmental Authorities and, at Lender’s request, provide to Lender copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such event. Borrower shall also reimburse Lender for any expense incurred by Lender in evaluating the effect of such an event on the Loan and Lender’s interest in the collateral for the Loan, in obtaining any necessary license from Governmental Authorities as may be necessary for Lender to enforce its rights under the Loan Documents, and in complying with all Requirements of Law applicable to Lender as the result of the existence of such an event and for any penalties or fines imposed upon Lender as a result thereof.

     Section 4.27 Properties subject to Master Lease.

     Borrower covenants and agrees that the Master Lease shall not include properties on which the Lender does not have a Lien pursuant to a first lien mortgage or deed of trust substantially in the same form as the Mortgage.

     Section 4.28 Post-Closing Requirements.

     Borrower covenants and agrees that the items set forth on Exhibit H attached hereto and incorporated herein (the “Post-Closing Items”) shall be satisfied by the date that is designated on Exhibit H for completion of performance of such items. The failure of Borrower to deliver or complete performance of the Post-Closing Items in accordance with the terms of this Section 4.27 shall constitute an Event of Default under this Agreement.

NEGATIVE COVENANTS OF BORROWER

     Until the Loan Obligations have been paid in full, Borrower shall not:

     Section 5.1 Assignment of Licenses and Permits.

     Except as contemplated in conjunction with the Transaction Agreement, assign or transfer any of its interest in any Permits or Reimbursement Contracts (including rights to payment thereunder) pertaining to the Facility, or assign, transfer, or remove, or permit any other Person to assign, transfer, or remove, any records pertaining to the Facility including, without limitation, resident records, medical and clinical records (except for removal of such patient records as directed by the residents owning such records and short term removals in the ordinary course of business), without Lender’s prior written consent, which consent may be granted or refused in Lender’s sole discretion.

     Section 5.2 No Liens; Exceptions.

     Create, incur, assume or suffer to exist any Lien upon or with respect to the Facility, any of its properties, rights, income or other assets relating thereto, including, without limitation, the Mortgaged Property whether now owned or hereafter acquired, other than the following permitted Liens (“Permitted Encumbrances”):

          (a) Liens at any time existing in favor of Lender;

          (b) Liens which are listed in Exhibit F attached hereto and made a part hereof, and renewals, replacements and extensions of such Liens;

          (c) Inchoate Liens arising by operation of law for the purchase of labor, services, materials, equipment or supplies, provided payment shall not be delinquent and, if such Lien is a lien upon any of the Land or Improvements, such Lien must be fully disclosed to Lender and bonded off and removed from the Land and Improvements within thirty (30) days of notice of its creation, in a manner satisfactory to Lender;

          (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for money borrowed or for credit received with respect to property acquired) entered into in the ordinary course of business as presently conducted or to secure obligations for surety or appeal bonds; and

          (e) Liens for current year’s taxes, assessments or governmental charges or levies provided payment thereof shall not be delinquent (unless such taxes, assessments or charges are being contested in accordance with the provisions of Section 9 of the Mortgage).

     Section 5.3 Merger, Consolidation, etc.

     Except for Transfers permitted under the terms of this Agreement or as otherwise provided in the Mortgage, consummate any merger, consolidation or similar transaction, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now or hereafter acquired), without the prior written consent of Lender, which consent may be granted or refused in Lender’s sole discretion.

     Section 5.4 Single Purpose Entity.

          (a) Engage in any business or activity other than the ownership, operation and maintenance of the Mortgaged Property, and activities incidental thereto;

          (b) Acquire or own any material assets other than (i) the Mortgaged Property and (ii) such incidental machinery, equipment, fixtures and other personal property as may be necessary for the operation of the Mortgaged Property;

          (c) Merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure (except as contemplated pursuant to the Transaction Agreement), without in each case Lender’s consent;

          (d) Fail to preserve its existence as a Registered Organization under the laws of the jurisdiction stated in the Preamble of this Agreement, validly existing and in good standing (if applicable) under the laws of the Property Jurisdiction, or without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of its organizational documents, as same may be further amended or supplemented, if such amendment, modification, termination or failure to comply would adversely affect its ability to perform its obligations hereunder, under the Note or any other document evidencing or securing the Loan;

          (e) Own any subsidiary or make any investment in, any Person without the consent of Lender;

          (f) Commingle its assets with the assets of any of its members or of any other Person, except for commingling of assets that occurs pursuant to and as contemplated in the Agency Agreement;

          (g) Incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Loan; (ii) loans from Lender that are primarily secured by the Related Properties and cross-collateralized and cross-defaulted with the Loan pursuant to the Cross-Collateral Agreement and (iii) trade payables incurred in the ordinary course of business, provided such indebtedness is (A) unsecured, (B) not evidenced by a note, (C) on commercially reasonable terms and conditions and (D) in the case of trade payables, payable within ninety (90) days of the date incurred, based on historical amounts;

          (h) Fail to maintain its records, books of account and bank accounts separate and apart from those of its members and Affiliates, the Affiliates of any of its members, and any other Person;

          (i) Enter into any contract or agreement with any of its members or Affiliates, or the Affiliates of any of its members, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;

          (j) Seek its dissolution or winding up in whole, or in part;

          (k) Maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its members and Affiliates, the Affiliates of any of its members, or any other Person;

          (l) Guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person;

          (m) Make any loans or advances to any third party, including any of its members or Affiliates or Affiliates of any of its members;

          (n) Fail to have prepared and filed its own tax returns provided that such returns may be filed by SSLI on a consolidated basis;

          (o) Fail either to hold itself out to the public as a legal Person separate and distinct from any other Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business or (ii) to suggest that it is responsible for the debts of any third party (including any of its members or Affiliates, or any general partner, principal or Affiliate thereof);

          (p) Make any distribution to its members, if such distribution renders Borrower unable to pay any of its Loan Obligations, or any operating expenses due and payable with respect to the Facility, or causes an “Event of Default” under any of the Loan Documents;

          (q) Remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due and payable;

          (r) Maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

          (s) Allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

          (t) Not pledge its assets for the benefit of any other Person other than with respect to the Loan, and Borrower represents and warrants no prior pledge of Borrower’s assets is outstanding; or

          (u) Maintain a sufficient number of employees in light of its contemplated business operations and pay the salaries of its own employees from its own funds.

     Section 5.5 Change of Business.

     Make any material change in the nature of its business as it is being conducted as of the date hereof.

     Section 5.6 Changes in Accounting.

     Change its methods of accounting, unless such change is permitted by GAAP, and provided such change does not have the effect of curing or preventing what would otherwise be an Event of Default or Default had such change not taken place.

     Section 5.7 ERISA.

          (a) Engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under this Agreement, the Note, the Mortgage or any of the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

          (b) Agree to, enter into or consummate any transaction that would render it unable to confirm that (i) it is not an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) it is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) less than twenty-five percent (25%) of each of its outstanding class of equity interests are held by “benefit plan investors” within the meaning of 29 C.F.R.§2510.3-101(f)(2)

     Section 5.8 Transfer of Ownership Interests.

     Permit a change in the ownership interests of the Persons comprising Borrower or Master Tenant unless the written consent of Lender is first obtained, which consent may be granted or refused in Lender’s sole discretion; provided, however any transfer that is not a Prohibited Transfer shall be permissible.

     Section 5.9 Change of Use.

     Alter or change the use of the Facility or permit any management agreement for the Facility other than the Management Agreement or, except as contemplated in the Transaction Agreement, permit any operating lease for the Facility, unless Borrower first notifies Lender and provides Lender a copy of the proposed lease agreement or management agreement, obtains Lender’s written consent thereto, which consent may be withheld in Lender’s sole discretion, and obtains and provides Lender with a subordination agreement in form satisfactory to Lender, as determined by Lender in its sole discretion, from such manager or lessee subordinating to all rights of Lender.

     Section 5.10 Place of Business.

     Change its chief executive office without first giving Lender at least thirty (30) days prior written notice thereof and promptly providing Lender such information and authorization to file amendments to financing statements as Lender may request in connection therewith.

     Section 5.11 Acquisitions.

     Directly or indirectly, purchase, lease, manage, own, operate, or otherwise acquire any property or other assets (or any interest therein) which are not used in connection with the operation of the Facility.

     Section 5.12 Dividends, Distributions and Redemptions.

     Except as hereinafter provided or as otherwise consented to by Lender in writing, purchase, redeem, retire, or otherwise acquire for value, any ownership interests in Borrower now or hereafter outstanding. Notwithstanding the foregoing, if and to the extent that the members invest additional capital in Borrower after the date hereof, Borrower shall be entitled to return such capital to its members.

ENVIRONMENTAL HAZARDS

     Section 6.1 Prohibited Activities and Conditions.

     Except for matters covered by a written O&M Program or matters described in Section 6.2 (Exclusions), Borrower shall not cause or permit any of the following:

          (a) The presence, use, generation, release, treatment, processing, storage (including storage in above ground and underground storage tanks), handling, or disposal-of any Hazardous Materials in, on or under the Land, any Improvements, or any other property of Borrower that is adjacent to the Land in violation of applicable Hazardous Materials Laws;

          (b) The transportation of any Hazardous Materials to, from, or across the Land;

          (c) Any occurrence or condition on the Land or in the Improvements or any other property of Borrower that is adjacent to the Land, which occurrence or condition is or may be in violation of Hazardous Materials Laws;

          (d) Any violation of or noncompliance with the terms of any Environmental Permit with respect to the Land, the Improvements or any property of Borrower that is adjacent to the Land; or

          (e) Any Lien (whether or not such Lien has priority over the Lien created by the Mortgage) upon the Land or any Improvements imposed pursuant to any Hazardous Materials Laws.

     The matters described in clauses (a) through (e) above are referred to collectively in this ARTICLE VI as “Prohibited Activities and Conditions” and individually as a “Prohibited Activity and Condition.”

     Section 6.2 Exclusions.

     Notwithstanding any other provision of this ARTICLE VI to the contrary, “Prohibited Activities and Conditions” shall not include the safe and lawful use, storage and disposal of quantities of Hazardous Materials, including (a) pre-packaged supplies, medical waste, cleaning materials and petroleum products customarily used in the operation and maintenance of comparable senior living facilities, (b) cleaning materials, personal grooming items and other items sold in pre-packaged containers for consumer use and used by occupants of the Facility, and (c) petroleum products used in the operation and maintenance of motor vehicles from time to time located on the Land’s parking areas, so long as all of the foregoing are stored, handled, used, transported and disposed of in compliance with Hazardous Materials Laws.

     Section 6.3 Preventive Action.

     Borrower shall take all appropriate steps (including the inclusion of appropriate provisions in any Leases approved by Lender which are executed after the date of this Agreement) to prevent its employees, agents, contractors, tenants and occupants of the Facility from causing or permitting any Prohibited Activities and Conditions.

     Section 6.4 O & M Program Compliance.

     If an O&M Program has been established with respect to Hazardous Materials, Borrower shall comply in a timely manner with, and cause all employees, agents, and contractors of Borrower and any other Persons (excluding trespassers) present on the Land to comply with the O&M Program. All costs of performance of Borrower’s obligations under any O&M Program shall be paid by Borrower, and Lender’s actual reasonable out-of-pocket costs incurred in connection with the monitoring and review of the O&M Program and Borrower’s performance shall be paid by Borrower upon demand by Lender. Any such actual reasonable out-of-pocket costs of Lender which Borrower fails to pay promptly shall become an additional part of the Loan Obligations.

     Section 6.5 Borrower’s Environmental Representations and Warranties.

     Borrower represents and warrants to Lender that, except as previously disclosed by Borrower to Lender in writing or identified in the Environmental Report:

          (a) Borrower has not at any time caused or permitted any Prohibited Activities and Conditions.

          (b) No Prohibited Activities and Conditions exist or, to the best of Borrower’s knowledge, after reasonable and diligent inquiry, have existed.

          (c) The Land and the Improvements do not now contain any underground storage tanks, and, to the best of Borrower’s knowledge after reasonable and diligent inquiry, the Land and the Improvements have not contained any underground storage tanks in the past. If there is an underground storage tank located on the Land or the Improvements which has been previously disclosed by Borrower to Lender in writing, that tank complies with all requirements of Hazardous Materials Laws.

          (d) Borrower and Master Tenant have complied with all Hazardous Materials Laws, including all requirements for notification regarding releases of Hazardous Materials, relating to the Land. Without limiting the generality of the foregoing, Borrower or Master Tenant has obtained all Environmental Permits required for the operation of the Land and the Improvements in accordance with Hazardous Materials Laws now in effect and all such Environmental Permits are in full force and effect. During Borrower’s ownership of the Land, and, to the best of Borrower’s knowledge after reasonable and diligent inquiry, no event has occurred with respect to the Land and/or Improvements that constitutes, or with the passing of time or the giving of notice would constitute, noncompliance with the terms of any Environmental Permit.

          (e) There are no actions, suits, claims or proceedings pending or, to the best of Borrower’s knowledge after reasonable and diligent inquiry, threatened that involves the Land and/or the Improvements and allege, arise out of, or relate to any Prohibited Activity and Condition.

          (f) Borrower has not received any written complaint, order, notice of violation or other communication from any Governmental Authority with regard to air emissions, water discharges, noise emissions or Hazardous Materials, or any other environmental, health or safety matters affecting the Land, the Improvements or any other property of Borrower that is adjacent to the Land.

     The representations and warranties in this ARTICLE VI shall be continuing representations and warranties that shall be deemed to be made by Borrower throughout the term of the Loan evidenced by the Note and until all of the Loan Obligations have been paid in full.

     Section 6.6 Notice of Certain Events.

     Borrower shall promptly notify Lender in writing within five (5) Business Days of any and all of the following that may occur:

          (a) Borrower’s discovery of any Prohibited Activity or Condition.

          (b) Borrower’s receipt of or knowledge of any complaint, order, notice of violation or other communication from any Governmental Authority or other Person with regard to present, or future alleged Prohibited Activities and Conditions or any other environmental, health or safety matters affecting the Land, the Improvements or any other property of Borrower that is adjacent to the Land.

          (c) Any representation or warranty in this ARTICLE VI which becomes untrue at any time after the date of this Agreement.

     Any such notice given by Borrower shall not relieve Borrower of, or result in a waiver of, any obligation under this Agreement, the Note, or any of the other Loan Documents.

     Section 6.7 Costs of Inspection.

     Borrower shall pay promptly the reasonable costs of any environmental inspections, tests or audits (“Environmental Inspections”) required by Lender in connection with any foreclosure or deed in lieu of foreclosure, or, if required by Lender, as a condition of Lender’s consent to any “Transfer” (as defined in the Mortgage), or required by Lender following a reasonable determination by Lender that Prohibited Activities and Conditions may exist. Any such costs incurred by Lender (including the reasonable fees and out-of-pocket costs of attorneys and technical consultants whether incurred in connection with any judicial or administrative process or otherwise) which Borrower fails to pay promptly shall become an additional part of the Loan Obligations. Lender hereby reserves the right, and Borrower hereby expressly authorizes Lender, to make available to any party, including any prospective bidder at a foreclosure sale of the Mortgaged Property, the results of any of Lender’s’ Environmental Inspections. Borrower acknowledges that Lender cannot control or otherwise assure the truthfulness or accuracy of the results of any of its Environmental Inspections and that the release of such results to prospective bidders at a foreclosure sale of the Mortgaged Property may have a material and adverse effect upon the amount which a party may bid at such sale. Borrower agrees that Lender shall have no liability whatsoever as a result of delivering the results of any of its Environmental Inspections to any such third party, and Borrower hereby releases and forever discharges Lender from any and all claims, damages, or causes of action, arising out of, connected with or incidental to the results of, any such delivery of any of Lender’s Environmental Inspections except such that are caused by Lender’s gross negligence or willful misconduct.

     Section 6.8 Remedial Work.

     If any investigation, site monitoring, containment, clean-up, restoration or other remedial work (“Remedial Work”) is necessary to bring Borrower into compliance with any Hazardous Materials Law or order of any Governmental Authority that has or acquires jurisdiction over the Land, the Improvements or the use, operation or improvement of the Land under any Hazardous Materials Law, Borrower shall, prior to the expiration of the applicable deadline required by Hazardous Materials Law, begin performing the Remedial Work, and thereafter diligently prosecute it to completion, and shall in any event complete such work by the time required by applicable Hazardous Materials Law. If Borrower fails to begin on a timely basis or diligently prosecute any required Remedial Work, Lender may, at its option, cause the Remedial Work to be completed, in which case Borrower shall reimburse Lender on demand for the reasonable cost of doing so. Any reimbursement due from Borrower to Lender shall become part of the Loan Obligations.

     Section 6.9 Cooperation with Governmental Authorities.

     Borrower shall cooperate with any inquiry by any Governmental Authority and shall comply with any governmental or judicial order which arises from any alleged Prohibited Activity and Condition.

     Section 6.10 Indemnity.

          (a) Borrower shall hold harmless, defend and indemnify (i) Lender, (ii) any prior owner or holder of the Note, (iii) any Person who is or will have been involved in the servicing of the Note, (iv) the officers, directors, partners, agents, shareholders, employees and trustees of any of the foregoing, and (v) the heirs, legal representatives, successors and assigns of the Loan of each of the foregoing (together, the “Indemnitees”) from and against all proceedings, claims, damages, losses, expenses, penalties and costs (whether initiated or sought by any Governmental Authority or private parties), except such that are caused by the gross negligence or willful misconduct of the Indemnitees, including reasonable fees and actual out-of-pocket expenses of attorneys and expert witnesses, investigatory fees, and remediation costs, whether incurred in connection with any judicial or administrative process or otherwise, arising directly or indirectly from any of the following:

          (i) Any breach of any representation or warranty of Borrower in this ARTICLE VI;

          (ii) Any failure by Borrower to perform any of its obligations under this ARTICLE VI;

          (iii) The existence or alleged existence of any Prohibited Activity and Condition;

          (iv) The presence or alleged presence of Hazardous Materials in, on or under the Land, the Improvements or any property of Borrower that is adjacent to the Land; or

          (v) The actual or alleged violation of any Hazardous Materials Law.

          (b) Counsel selected by Borrower to defend Indemnitees shall be subject to the approval of those Indemnitees. Notwithstanding anything contained herein, any Indemnitee may elect to defend any claim or legal or administrative proceeding at Borrower’s reasonable expense if such Indemnitee has good faith reason to believe that its interests are not being adequately represented or diverge from the other interests being represented by such counsel (but Borrower shall be obligated to bear the reasonable expense of at most only one such separate counsel). Nothing contained herein shall prevent an Indemnitee from employing separate counsel in any such action at any time and participating in the defense thereof at its own expense.

          (c) Borrower shall not, without the prior written consent of those Indemnitees who are named as parties to a claim or legal or administrative proceeding (a “Claim”) settle or compromise the Claim if the settlement (i) results in the entry of any judgment that does not include as an unconditional term the delivery by the claimant or plaintiff to Lender of a written release of those Indemnitees, satisfactory in form and substance to Lender; or (ii) may materially and adversely affect any Indemnitee, as determined by such Indemnitee in its sole reasonable discretion.

          (d) The liability of Borrower to indemnify the Indemnitees shall not be limited or impaired by any of the following, or by any failure of Borrower or any guarantor to receive notice of or consideration for any of the following:

          (i) Any amendment or modification of any Loan Document;

          (ii) Any extensions of time for performance required by any of the Loan Documents;

          (iii) The accuracy or inaccuracy of any representations and warranties made by Borrower under this Agreement or any other Loan Document;

          (iv) The release of Borrower or any other Person, by Lender or by operation of law, from performance of any obligation under any of the Loan Documents;

          (v) The release or substitution in whole or in part of any security for the Loan Obligations;

          (vi) Lender’s failure to properly perfect any lien or security interest given as security for the Loan Obligations; or

          (vii) Any provision in any of the Loan Documents limiting Lender’s recourse to property securing the Loan or limiting the personal liability of Borrower or any party for payment of all or any part of the Loan.

          (e) Borrower shall, at its own cost and expense, do all of the following:

          (i) Pay or satisfy any judgment or decree that may be entered against any Indemnitee or Indemnitees in any legal or administrative proceeding incident to any matters against which Indemnitees are entitled to be indemnified under this ARTICLE VI;

          (ii) Reimburse Indemnitees for any reasonable expenses paid or incurred in connection with any matters against which Indemnitees are entitled to be indemnified under this ARTICLE VI; and

          (iii) Reimburse Indemnitees for any and all reasonable expenses, including reasonable fees and costs of attorneys and expert witnesses, paid or incurred in connection with the enforcement by Indemnitees of their rights under this ARTICLE VI, or in monitoring and participating in any legal or administrative proceeding.

          (f) In any circumstances in which the indemnity under this ARTICLE VI applies, Lender may employ its own legal counsel and consultants to prosecute, defend or negotiate any claim or legal or administrative proceeding and Lender, with the prior written consent of Borrower (which shall not be unreasonably withheld, delayed or conditioned) may settle or compromise any action or legal or administrative proceeding. Borrower shall reimburse Lender upon demand for all reasonable costs and expenses incurred by Lender, including all costs of settlements entered into in good faith and the fees and out of pocket expenses of such attorneys and consultants subject to the provisions of Section 6.10(b) (Indemnity).

          (g) The provisions of this ARTICLE VI shall be in addition to any and all other obligations and liabilities that Borrower may have under the applicable law or under the other Loan Documents, and each Indemnitee shall be entitled to indemnification under this ARTICLE VI without regard to whether Lender or that Indemnitee has exercised any rights against the Land and/or the Improvements or any other security, pursued any rights against any guarantor, or pursued any other rights available under the Loan Documents or applicable law. If Borrower consists of more than one Person or entity, the obligation of those Persons or entities to indemnify the Indemnitees under this ARTICLE VI shall be joint and several. The obligations of Borrower to indemnify the Indemnitees under this ARTICLE VI shall survive any repayment or discharge of the Loan Obligations, any foreclosure proceeding, any foreclosure sale, any delivery of any deed in lieu of foreclosure, and any release of record of the lien of the Mortgage; provided however, that Borrower shall not indemnify Lender with respect to any acts or omissions that occur subsequent to any foreclosure by Lender or acceptance by Lender or any third-party purchaser of a deed in lieu of foreclosure with respect to the Land or the Improvements.

EVENTS OF DEFAULT AND REMEDIES

     Section 7.1 Events of Default.

     The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

          (a) The failure by Borrower to pay any installment of principal, interest, or other payments required under the Note, the Mortgage or any other Loan Document within ten (10) days after notice from Lender that the same has become due and payable (provided, however, that Lender shall not be obligated to provide such notice more than once in any twelve (12) month period during the term of the Loan after which event such failure to pay shall be calculated to commence after the same becomes due and payable);

          (b) Any failure by Borrower to obtain and maintain in full force and effect the insurance coverage required by Section 4.5 (Insurance);

          (c) Borrower’s violation of any covenant set forth in Section 4.14 (Debt Service Coverage Requirements), Section 4.15 (Occupancy) or ARTICLE V (Negative Covenants of Borrower).

          (d) Borrower’s failure to deliver or cause to be delivered the financial statements and information set forth in Section 4.7 (Financial and Other Information) within the times required if such failure is not cured within thirty (30) days following Lender’s written notice to Borrower thereof;

          (e) The failure by Borrower or SSLI to establish and maintain the full amount required to be deposited in the capital expenditures reserve fund in accordance with Section 4.16 (Capital Expenditures);

          (f) The failure of Borrower properly and timely to perform or observe any covenant or condition set forth in this Agreement (other than those specified in another provision of this Section 7.1) or any other Loan Documents which is susceptible of being cured and is not cured within any applicable cure period as set forth herein or in such other Loan Document, or, if no cure period is specified therefore, is not cured within thirty (30) days of Lender’s notice to Borrower of such Default provided, however, that if such default cannot be cured within such thirty (30) day period, such cure period shall be extended for an additional sixty (60) days, as long as Borrower is diligently and in good faith prosecuting said cure to completion;

          (g) The filing by Borrower, Master Tenant, Manager or SSLI of a voluntary petition, or the adjudication of any of the aforesaid Persons, or the filing by any of the aforesaid Persons of any petition or answer seeking or acquiescing, in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for such Person under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or if any of the aforesaid Persons should seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator for itself or of all or any substantial part of its property or all of the rents, revenues, issues, earnings, profits or income thereof, or the mailing of any general assignment for the benefit of creditors or the admission in writing by any of the aforesaid Persons of its inability to pay its debts generally as they become due;

          (h) The entry by a court of competent jurisdiction of an order, judgment, or decree approving a petition filed against Borrower, Master Tenant, Manager or SSLI that seeks any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency, or other relief for debtors, which order, judgment or decree remains unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive) from the date of entry thereof, or the appointment of any trustee, receiver or liquidator for any of the aforesaid Persons or for all or any substantial part of its properties or all of the rents, revenues, issues, earnings, profits or income thereof which appointment shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive);

          (i) Unless otherwise permitted hereunder or under any other Loan Documents, the sale, transfer, lease, assignment, or other disposition, voluntarily or involuntarily, of the Mortgaged Property, or any part thereof, except for Permitted Encumbrances as described in Section 5.2 (No Liens; Exceptions) or any further encumbrance of the Mortgaged Property except for Permitted Encumbrances, unless the prior written consent of Lender is obtained, which consent shall not be unreasonably withheld;

          (j) Any certificate, statement, representation, warranty or audit heretofore or hereafter furnished by or on behalf of Borrower or SSLI pursuant to or in connection with this Agreement (including, without limitation, representations and warranties contained herein or in any Loan Documents) or as an inducement to Lender to make the Loan to Borrower, (i) proves to have been false in any material respect at the time when the facts therein set forth were stated or certified, (ii) proves to have omitted any material contingent or unliquidated liability or claim against Borrower or SSLI or (iii) on the date of execution of this Agreement there shall have been any materially adverse change in any of the acts previously disclosed by any such certificate, statement, representation, warranty or audit, which change shall not have been disclosed to Lender in writing at or prior to the time of such execution;

          (k) The failure of Borrower to correct, or to cause Master Tenant or Manager to correct, within the time deadlines set by any applicable Medicare, Medicaid or licensing agency, any deficiency which would result in the following actions by such agency with respect to the Facility:

          (i) a termination of any Reimbursement Contract or any Permit; or

          (ii) a ban on new admissions generally or on admission of patients otherwise qualifying for Medicare or Medicaid coverage;

          (l) Borrower, Master Tenant (with respect to the Facility), Manager (with respect to the Facility), or the Facility should be assessed fines or penalties by any state or any Medicare, Medicaid, health or licensing agency having jurisdiction over such Persons or the Facility in excess of $25,000;

          (m) A final judgment shall be rendered by a court of law or equity against Borrower or Master Tenant in excess of $25,000, and the same shall remain undischarged for a period of thirty (30) days, unless such judgment is either (i) fully covered by collectible insurance and such insurer has within such period acknowledged such coverage in writing, or (ii) although not fully covered by insurance, enforcement of such judgment has been effectively stayed, such judgment is being contested or appealed by appropriate proceedings and Borrower or Master Tenant, as applicable, has established reserves adequate for payment in the event such

Person is ultimately unsuccessful in such contest or appeal and evidence thereof is provided to Lender;

          (n) The failure of Master Tenant to obtain, or cause to be obtained, within a period of one hundred twenty (120) days following the Closing Date, from the appropriate governmental authority in the state where the Land is located (the “Licensing Authority”), the license (the “License”) in Master Tenant’s or Manager’s name for the operation of the Facility as a senior living facility; provided, however, that if Master Tenant fails to obtain the License within such one hundred (120) day period, Borrower shall not be in default under the Loan Documents so long as (i) Master Tenant is diligently and continuously using its reasonable efforts to obtain the License and (ii) Master Tenant has not received any notice from the Licensing Authority that, after Master Tenant’s compliance with all applicable requirements, the Licensing Authority will not issue the License;

          (o) any default under the Master Lease Agreement that continues beyond any applicable cure period;

          (p) any default under the Management Agreement that continues beyond any applicable cure period;

          (q) a conversion of Master Tenant from one type of legal entity into another type of legal entity, whether or not there is a Transfer; or

          (r) a Prohibited Transfer.

     Notwithstanding anything in this Agreement to the contrary, all requirements of notice shall be deemed eliminated if Lender is prevented from declaring an Event of Default by bankruptcy or other applicable law and the cure period, if any, specified for any covenant or provision of this Agreement shall then run from the occurrence of the event or condition of Default rather than from the date of notice.

     Section 7.2 Remedies.

     Upon the occurrence of any one or more of the foregoing Events of Default, Lender may, at its option:

          (a) Declare the entire unpaid principal of the Loan Obligations to be, and the same shall thereupon become, immediately due and payable, without presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived; and/or

          (b) Proceed to protect and enforce its rights by action at law (including, without limitation, bringing suit to reduce any claim to judgment), suit in equity and other appropriate proceedings, including, without limitation, for specific performance of any covenant or condition contained in this Agreement; and/or

          (c) Exercise any and all rights and remedies afforded by the laws of the United States, the states in which any of the Mortgaged Property is located or any other appropriate jurisdiction as may be available for the collection of debts and enforcement of covenants and conditions such as those contained in this Agreement and the Loan Documents; and/or

          (d) Exercise the rights and remedies of setoff and/or banker’s lien against the interest of Borrower in and to every account and other property of Borrower which is in the possession of Lender or any Person who then owns a participating interest in the Loan, to the extent of the full amount of the Loan; and/or

          (e) Exercise its rights and remedies pursuant to any other Loan Documents.

     Section 7.3 Limitations on Recourse.

     Notwithstanding anything to the contrary contained herein, the liability of Borrower hereunder shall be limited to the extent, on the conditions and in the manner set forth in Section 4 of the Note.

MISCELLANEOUS

     Section 8.1 Waiver.

     No remedy conferred upon, or reserved to, Lender in this Agreement or any of the other Loan Documents is intended to be exclusive of any other remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity. Exercise of or omission to exercise any right of Lender shall not affect any subsequent right of Lender to exercise the same. No course of dealing between Borrower and Lender or any delay on Lender’s part in exercising any rights shall operate as a waiver of any of Lender’s rights. No waiver of any Default under this Agreement or any of the other Loan Documents shall extend to or shall affect any subsequent or other then existing Default or shall impair any rights, remedies or powers of Lender.

     Section 8.2 Costs and Expenses.

     Borrower will bear all taxes, fees and expenses (including reasonable attorneys’ fees and expenses of counsel for Lender) in connection with the Loan, the Note, the preparation of this Agreement and the other Loan Documents (including any amendments hereafter made), and in connection with any modifications thereto and the recording of any of the Loan Documents. If, at any time, an Event of Default occurs or Lender becomes a party to any suit or proceeding in order to protect its interests or priority in any collateral for any of the Loan Obligations or its rights under this Agreement or any of the Loan Documents, or if Lender is made a party to any suit or proceeding by virtue of the Loan, this Agreement or any Mortgaged Property and as a result of any of the foregoing, Lender employs counsel to advise or provide other representation with respect to this Agreement, or to collect the balance of the Loan Obligations, or to take any action in or with respect to any suit or proceeding relating to this Agreement, any of the other Loan Documents, any Mortgaged Property, Borrower, any guarantor, Master Tenant or Manager, or to protect, collect, or liquidate any of the security for the Loan Obligations, or attempt to enforce any security interest or lien granted to Lender by any of the Loan Documents, then in any such events, all of the reasonable attorneys’ fees arising from such services, including reasonable attorneys’ fees for preparation of litigation and in any appellate or bankruptcy proceedings, and any expenses, costs and charges relating thereto shall constitute additional obligations of Borrower to Lender payable on demand of Lender. Without limiting the foregoing, Borrower has undertaken the obligation for payment of, and shall pay, all recording and filing fees, revenue or documentary stamps or taxes, intangibles taxes, and other taxes, expenses and charges payable in connection with this Agreement, any of the Loan Documents, the Loan Obligations, or the filing of any financing statements or other instruments required to effectuate the purposes of this Agreement, and should Borrower fail to do so, Borrower agrees to reimburse Lender for the amounts paid by Lender, together with penalties or interest, if any, incurred by Lender as a result of underpayment or nonpayment. Such amounts shall constitute a portion of the Loan Obligations, shall be secured by the Mortgage and shall bear interest at the Default Rate (as defined in the Note) from the date advanced until repaid.

     Section 8.3 Performance of Lender.

     At its option, upon Borrower’s failure to do so, Lender may make any payment or do any act on Borrower’s behalf that Borrower or others are required to do to remain in compliance with this Agreement or any of the other Loan Documents, and Borrower agrees to reimburse Lender, on demand, for any payment made or expense incurred by Lender pursuant to the foregoing authorization, including, without limitation, reasonable attorneys’ fees, and until so repaid any sums advanced by Lender shall constitute a portion of the Loan Obligations, shall be secured by the Mortgage and shall bear interest at the Default Rate (as defined in the Note) from the date advanced until repaid.

     Section 8.4 Indemnification.

     Subject to the limitations set forth in Section 4 of the Note and Section 6.10 (Indemnity) and Section 7.3 (Limitations on Recourse) hereof, Borrower shall, at its sole cost and expense, protect, defend, indemnify and hold harmless the Indemnified Parties from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages, of whatever kind or nature (including, but not limited to, reasonable attorneys’ fees and other costs of defense) (collectively, the “Claims”) imposed upon or incurred by or asserted against Lender, except such that are caused by the gross negligence or willful misconduct of the Indemnified Parties, by reason of (a) ownership of the Note, the Mortgage, the Mortgaged Property or any interest therein or receipt of any Rents, (b) any amendment to, or restructuring of, the Loan Obligations and/or any of the Loan Documents, (c) any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of the Mortgage or the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower, SSLI, Master Tenant, Manager and/or any partner, joint venturer, member or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding, (d) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Land, the Improvements or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways, (e) any use, nonuse or condition in, on or about the Land, the Improvements or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways, (f) any failure on the part of Borrower or SSLI to perform or comply with any of the terms of this Agreement or any of the other Loan Documents, (g) any claims by any broker or Person claiming through Borrower, Master Tenant, an Affiliate of Borrower or an Affiliate of Master Tenant to have participated in arranging the making of the Loan evidenced by the Note, (h) any failure of the Land and/or Improvements to be in compliance with any applicable laws, (i) performance of any labor or services or the furnishing of any materials or other property with respect to the Land, the Improvements or any part thereof, (j) the failure of any Person (other than an Indemnified Party) to file timely with the Internal Revenue Service an accurate Form 1099-b, statement for recipients of proceeds from real estate, broker and barter exchange transactions, which may be required in connection with the Mortgage, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which the Loan is made, (k) any misrepresentation made to Lender in this Agreement or in any of the other Loan Documents, (l) any tax on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents; (m) the violation of any requirements of the ERISA, (n) any fines or penalties assessed or any corrective costs incurred by Lender if the Facility or any part of the Land and/or Improvements is determined to be in violation of any covenants, restrictions of record, or any applicable laws, ordinances, rules or regulations, or (o) the enforcement by any of the Indemnified Parties of the provisions of this Section 8.4. Any amounts payable to Lender by reason of the application of this Section 8.4, shall become immediately due and payable, and shall constitute a portion of the Loan Obligations, shall be secured by the Mortgage and shall accrue interest at the Default Rate (as defined in the Note). The obligations and liabilities of Borrower under this Section 8.4 shall survive any termination, satisfaction, assignment, entry of a judgment of foreclosure or exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage. For purposes of this Section 8.4, the term “Indemnified Parties” means Lender and any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Mortgage is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan (including, without limitation, any investor in any securities backed in whole or in part by the Loan) as well as the respective directors, officers, shareholders, partners, members, employees, agents, representatives, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing acting in their capacities as such (including, without limitation, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Mortgaged Property, whether during the term of the Mortgage or as a part of or following a foreclosure of the Loan and including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

     Section 8.5 Headings.

     The Article and Section headings of this Agreement are for convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

     Section 8.6 Survival of Covenants.

     All covenants, agreements, representations and warranties made herein and in certificates or reports delivered pursuant hereto shall be deemed to have been material and relied on by Lender, notwithstanding any investigation made by or on behalf of Lender, and shall survive the execution and delivery to Lender of the Note and this Agreement.

     Section 8.7 Notices, etc.

     Any notice or other communication required or permitted to be given by this Agreement or the other Loan Documents or by applicable law shall be in writing and shall be deemed received (a) on the date delivered, if sent by hand delivery (to the person or department if one is specified below) with receipt acknowledged by the recipient thereof, (b) three (3) Business Days following the date deposited in U.S. mail, certified or registered, with return receipt requested, or (c) one (1) Business Day following the date deposited with Federal Express or other national overnight carrier, and in each case addressed as follows:

To Borrower:	Sunrise Third Lincroft SL, LLC c/o Global Securitization Services, LLC 443 Broad Hollow Road, Suite 239 Melville, New York 11747 ATTN: Andrew Stidd
with a copy to:	King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036 ATTN: Isam Salah, Esquire
with a copy to:	Sunrise Senior Living, Inc. 7902 Westpark Drive McLean, Virginia 22102 ATTN: Legal Department
with a copy to:	Watt, Tieder, Hoffar & Fitzgerald 7929 Westpark Drive Suite 400 McLean, Virginia 22102 ATTN: Wayne G. Tatusko, Esquire
To Lender:	Sunrise Senior Living Investments, Inc. 7902 Westpark Drive McLean, Virginia 22102 ATTN: Legal Department

and:	Watt, Tieder, Hoffar & Fitzgerald 7929 Westpark Drive Suite 400 McLean, Virginia 22102 ATTN: Wayne G. Tatusko, Esquire

Either party may change its address to another address by notice given as herein provided, except any change of address notice must be actually received in order to be effective.

     Section 8.8 Benefits.

     All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. No Person other than Borrower or Lender shall be entitled to rely upon this Agreement or be entitled to the benefits of this Agreement.

     Section 8.9 Participation.

     Borrower acknowledges that Lender may, at its option, sell participation interests in the Loan or to other participating banks or Lender may (but shall not be obligated to) assign its interest in the Loan to its affiliates, or to other assignees (the “Assignee”) to be included as a pool of properties to be financed in a proposed Real Estate Mortgage Investment Conduit (“REMIC”). Borrower agrees with each present and future participant in the Loan or Assignee of the Loan that if an Event of Default should occur, each present and future participant or Assignee shall have all of the rights and remedies of Lender with respect to any amounts due from Borrower. The execution by a participant of a participation agreement with Lender, and the execution by Borrower of this Agreement, regardless of the order of execution, shall evidence an agreement between Borrower and said participant in accordance with the terms of this Section. If the Loan is assigned to the Assignee, the Assignee will engage an underwriter (the “Underwriter”) at its sole expense, who will be responsible for the due diligence, documentation, preparation and execution of certain documents required in connection with the offering of interests in the REMIC. Borrower agrees that Lender may, at its sole option and without notice to or consent of Borrower, assign its interest in the Loan to the Assignee for inclusion in the REMIC and, in such event, Borrower agrees to provide the Assignee with such information as may be reasonably required by the Underwriter in connection therewith or by an investor in any securities backed in whole or in part by the Loan or any rating agency rating such securities at the sole expense of the Assignee. Borrower irrevocably waives any and all right it may have under applicable law to prohibit such disclosure, including, but not limited to, any right of privacy, and consents to the disclosure of such information to the Underwriter, to potential investors in the REMIC, and to such rating agencies.

     Section 8.10 Supersedes Prior Agreements; Counterparts.

     This Agreement and the instruments referred to herein supersede and incorporate all representations, promises, and statements, oral or written, made by Lender in connection with the Loan. This Agreement may not be varied, altered, or amended except by a written instrument executed by an authorized officer of Lender. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

     Section 8.11 Loan Agreement Governs.

     The Loan is governed by terms and provisions set forth in this Agreement and the other Loan Documents and in the event of any irreconcilable conflict between the terms of the other Loan Documents and the terms of this Agreement, the terms of this Agreement shall control; provided, however, in the event there is any apparent conflict between any particular term or provision which appears in both this Agreement and the other Loan Documents and it is possible and reasonable for the terms of both this Agreement and the Loan Documents to be performed or complied with then notwithstanding the foregoing both the terms of this Agreement and the other Loan Documents shall be performed and complied with.

     Section 8.12 CONTROLLING LAW.

     THE PARTIES HERETO AGREE THAT THE VALIDITY, INTERPRETATION, ENFORCEMENT AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA AND THE PARTIES HERETO SUBMIT (AND WAIVE ALL RIGHTS TO OBJECT) TO NON-EXCLUSIVE PERSONAL JURISDICTION IN THE COMMONWEALTH OF VIRGINIA, FOR THE ENFORCEMENT OF ANY AND ALL OBLIGATIONS UNDER THE LOAN DOCUMENTS EXCEPT THAT IF ANY SUCH ACTION OR PROCEEDING ARISES UNDER THE CONSTITUTION, LAWS OR TREATIES OF THE UNITED STATES OF AMERICA, OR IF THERE IS A DIVERSITY OF CITIZENSHIP BETWEEN THE PARTIES THERETO, SO THAT IT IS TO BE BROUGHT IN A UNITED STATES DISTRICT COURT, IT SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA OR ANY SUCCESSOR FEDERAL COURT HAVING ORIGINAL JURISDICTION.

     Section 8.13 WAIVER OF JURY TRIAL.

     TO THE EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY WAIVE ANY RIGHT THAT EACH MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN, OR (B) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF LENDER AND/OR BORROWER WITH RESPECT TO THE LOAN DOCUMENTS OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF EITHER PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR OTHERWISE, OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES HERETO, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. BORROWER AND LENDER AGREE THAT EITHER BORROWER OR LENDER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED AGREEMENT OF BORROWER AND LENDER

IRREVOCABLY TO WAIVE EACH PARTY’S RESPECTIVE RIGHTS TO TRIAL BY JURY AS AN INDUCEMENT OF LENDER AND BORROWER TO MAKE THE LOAN, AND THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY DISPUTE OR CONTROVERSY WHATSOEVER (WHETHER OR NOT MODIFIED HEREIN) BETWEEN BORROWER AND LENDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

     IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be properly executed as of the date first above written.

BORROWER:
________________________* a
WITNESS:	_________________limited liability company
By: _________________, its Managing Member
_________________________ Name:_______________	By: __________________(Seal)

LENDER:
SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation

WITNESS:	By:________________________(Seal)
James S. Pope
________________________ Name: _________________	Vice President

*	The Lender has entered into this form of Loan Agreement with each Borrower and in the amount set forth below:

Borrower	Loan Amount

Sunrise Third Lincroft SL, LLC	$7,623,361

Sunrise North Naperville Assisted Living, L.L.C	$14,846,400

Sunrise Third Plainview SL, LLC	$9,864,000

Sunrise Third Roseville SL, LLC	$11,950,618

Sunrise Third Schaumburg SL, LLC	$12,389,087

White Oak Assisted Living, LLC	$8,075,635

Canoga Park Assisted Living, L.L.C	$10,992,166

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